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TABLE OF CONTENTS 2

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities Offered	Maximum Aggregate Offering Price	Amount of Registration Fee(1)(2)

3.15% Senior Notes due 2023	$500,000,000	$68,200

4.50% Senior Notes due 2043	$500,000,000	$68,200

(1)
Calculated in accordance with Rule 457(r) under the Securities Act of 1933 as amended.

(2)
A registration fee of $136,400 is due for this offering. The "Calculation of Registration Fee" table shall be deemed to update the "Calculation of Registration Fee" table in Registration Statement No. 333-181059 on Form S-3ASR.

Filed Pursuant to Rule 424(b)(5)
Registration Statement No. 333-181059

Prospectus Supplement to Prospectus Dated April 30, 2012

The Allstate Corporation

$500,000,000 3.15% Senior Notes due 2023
$500,000,000 4.50% Senior Notes due 2043

         We are offering $500,000,000 aggregate principal amount of our 3.15% Senior Notes due 2023 (the "2023 Senior Notes") and $500,000,000 aggregate principal amount of our 4.50% Senior Notes due 2043 (the "2043 Senior Notes" and with the 2023 Senior Notes, the "Senior Notes"). Interest on each series of the Senior Notes will accrue from June 7, 2013. We will pay interest on each series of the Senior Notes semi-annually in arrears on June 15 and December 15 of each year, beginning on December 15, 2013.

         Each series of the Senior Notes will be issued only in denominations of $2,000 and integral multiples of $1,000 in excess thereof. We may redeem some or all of each series of the Senior Notes at any time at the applicable redemption prices set forth under the caption "Description of the Senior Notes—Optional redemption."

         Investing in the Senior Notes involves risks. See a discussion of certain risks in the "Risk Factors" section beginning on page S-6 of this prospectus supplement and Item 1A of Part I of our Annual Report on Form 10-K for the fiscal year ended December 31, 2012 filed with the Securities and Exchange Commission that should be carefully considered before investing in the Senior Notes.

         Neither the Securities and Exchange Commission nor any other regulatory body has approved or disapproved of these securities or passed upon the accuracy or adequacy of this prospectus supplement or the accompanying prospectus. Any representation to the contrary is a criminal offense.

	Public offering price(1)	Underwriting discount	Proceeds, before expenses, to The Allstate Corporation

Per 2023 Senior Note	99.803%	0.650%	99.153%

Total	$499,015,000	$3,250,000	$495,765,000

Per 2043 Senior Note	99.558%	0.875%	98.683%

Total	$497,790,000	$4,375,000	$493,415,000

(1)
Plus accrued interest from June 7, 2013, if settlement occurs after that date.

         None of the Senior Notes will be listed on any securities exchange. Currently there is no public trading market for any of the Senior Notes.

         The underwriters expect to deliver each series of the Senior Notes through the facilities of The Depository Trust Company for the accounts of its participants, including Clearstream Banking, société anonyme, Luxembourg and Euroclear Bank S.A./N.V., against payment in New York, New York on or about June 7, 2013.

Joint Book-Runners for 2023 Senior Notes

Wells Fargo Securities	Deutsche Bank Securities	Goldman, Sachs & Co.
BofA Merrill Lynch	Citigroup	Credit Suisse

Co-Managers for 2023 Senior Notes

Barclays	J.P. Morgan	US Bancorp	Morgan Stanley
Loop Capital Markets	BNY Mellon Capital Markets, LLC		PNC Capital Markets LLC

Joint Book-Runners for 2043 Senior Notes

Goldman, Sachs & Co.	Barclays	Deutsche Bank Securities	J.P. Morgan
Credit Suisse			US Bancorp

Co-Managers for 2043 Senior Notes

BofA Merrill Lynch	Wells Fargo Securities	Citigroup	Morgan Stanley	UBS Investment Bank

Loop Capital Markets	BNY Mellon Capital Markets, LLC	PNC Capital Markets LLC

Prospectus Supplement dated June 4, 2013

PROSPECTUS SUPPLEMENT

PROSPECTUS

S-i

ABOUT THIS PROSPECTUS SUPPLEMENT

        This document consists of two parts. The first part is this prospectus supplement, which describes the specific terms of this offering. The second part is the accompanying prospectus, which contains more general information, some of which may not apply to this offering. You should read both this prospectus supplement and the accompanying prospectus, together with the documents identified under the headings "Where You Can Find More Information" and "The Allstate Corporation Filings" in this prospectus supplement and the accompanying prospectus.

        If the information set forth in this prospectus supplement differs in any way from the information set forth in the accompanying prospectus, you should rely on the information set forth in this prospectus supplement.

        References to "we," "us" and "our" in this prospectus supplement are references to The Allstate Corporation, and not to any of our subsidiaries, unless we state otherwise or the context otherwise requires.

        You should rely only on the information contained in or incorporated by reference in this prospectus supplement and the accompanying prospectus, and any related free writing prospectus issued or authorized by us. This prospectus supplement may be used only for the purpose for which it has been prepared. No one is authorized to give information other than that contained in this prospectus supplement and the accompanying prospectus, in the documents referred to in this prospectus supplement and the accompanying prospectus and which are made available to the public and in any related free writing prospectus issued or authorized by us. We have not, and the underwriters have not, authorized any other person to provide you with different or additional information. If anyone provides you with different or additional information, you should not rely on it.

        We are not, and the underwriters are not, making an offer to sell the Senior Notes in any jurisdiction where the offer or sale is not permitted. You should not assume that the information contained in or incorporated by reference in this prospectus supplement, the accompanying prospectus or any related free writing prospectus issued or authorized by us is accurate as of any date other than the date of the applicable document. Our business, financial condition, results of operations and prospects may have changed since that date. Neither this prospectus supplement, the accompanying prospectus nor any related free writing prospectus issued or authorized by us constitutes an offer, or an invitation on our behalf or on behalf of the underwriters, to subscribe for and purchase, any of the Senior Notes and may not be used for or in connection with an offer or solicitation by anyone, in any jurisdiction in which such an offer or solicitation is not authorized or to any person to whom it is unlawful to make such an offer or solicitation.

PROSPECTUS SUPPLEMENT SUMMARY

        The following summary highlights selected information contained elsewhere or incorporated by reference in this prospectus supplement and may not contain all of the information that is important to you. We encourage you to read this prospectus supplement and the accompanying prospectus, together with the documents identified under the headings "Where You Can Find More Information" and "The Allstate Corporation Filings" in this prospectus supplement and the accompanying prospectus, in their entirety. You should pay special attention to the "Risk Factors" section of this prospectus supplement and the "Risk Factors" section in our Annual Report on Form 10-K for the year ended December 31, 2012.

The Allstate Corporation

        The Allstate Corporation is a holding company that conducts its business principally through its subsidiaries Allstate Insurance Company ("AIC") and Allstate Life Insurance Company and their affiliates (collectively, including The Allstate Corporation, "Allstate"). Allstate is primarily engaged in the personal property and casualty insurance business and the life insurance, retirement and investment products business. Customers can access Allstate products and services such as auto insurance and homeowners insurance through 11,200 exclusive Allstate agencies and financial representatives in the United States and Canada, as well as through independent agencies, call centers and the internet. Allstate is the largest publicly held personal lines insurer in the United States and the 2nd largest personal property and casualty insurer in the United States based on 2011 statutory direct premiums earned. In addition, according to A.M. Best, it is the nation's 16th largest issuer of life insurance business on the basis of 2011 ordinary life insurance in force and 23rd largest on the basis of 2011 statutory admitted assets.

        Our main business segments include Allstate Protection and Allstate Financial. Allstate Protection principally sells private passenger auto and homeowners insurance through agencies and directly through call centers and the internet. These products are marketed under the Allstate®, Encompass® and Esurance® brand names. Allstate brand auto and homeowners insurance products are sold primarily through Allstate exclusive agencies. Encompass brand auto and homeowners insurance products are sold through independent agencies. Esurance brand auto insurance products are sold directly to consumers online, through call centers and through select agents, including Answer Financial. Allstate Financial provides life insurance, voluntary accident and health insurance, and retirement and investment products. Allstate Financial distributes its products to individuals through multiple distribution channels, including Allstate exclusive agencies and exclusive financial specialists, workplace enrolling independent agents and independent master brokerage agencies, and directly through call centers and the internet. Allstate Financial's institutional products, which were most recently offered in 2008, consist of funding agreements sold to unaffiliated trusts that use them to back medium-term notes issued to institutional and individual investors.

        The Allstate Corporation was incorporated in Delaware on November 5, 1992. Our executive offices are located at 2775 Sanders Road, Northbrook, Illinois, 60062, and at Corporation Trust Center, 1209 Orange Street, Wilmington, Delaware, 19801. Our telephone number is (847) 402-5000.

        As a holding company with no significant business operations of our own, we rely on dividends from AIC as the principal source of cash to pay dividends to our stockholders and to meet our obligations, including the payment of principal and any interest on any notes and our other debt obligations. AIC is regulated as an insurance company in Illinois. The payment of dividends by AIC is limited by Illinois insurance law to formula amounts based on statutory net income and statutory surplus, as well as the timing and amount of dividends paid in the preceding twelve months.

        The laws of other jurisdictions that generally govern our insurance subsidiaries contain similar limitations on the payment of dividends; however, in some jurisdictions the laws may be somewhat more restrictive.

 Recent Developments

Capital Management Plan

        On May 22, 2013, we announced a plan to use preferred stock and subordinated debt to refinance a portion of our existing debt. We expect to retire approximately $3.0 billion of outstanding senior and subordinated bonds by utilizing a combination of preferred stock, debt and cash.

Concurrent Tender Offers

        As part of our capital management plan, on May 22, 2013, we commenced offers to purchase for cash (the "Concurrent Tender Offers") (i) up to $400 million aggregate principal amount (subject to increase) of our outstanding 7.450% Senior Notes, Series B due 2019 and 6.75% Senior Debentures due 2018, (ii) up to $1.1 billion aggregate principal amount (subject to increase) of our outstanding 6.90% Senior Debentures due 2038, 6.125% Senior Notes due 2032, 5.95% Senior Notes due 2036, 5.55% Senior Notes due 2035, 5.350% Senior Notes due 2033 and 5.200% Senior Notes due 2042 and (iii) any and all of our outstanding Series B 6.125% Fixed-to-Floating Rate Junior Subordinated Debentures due 2067 of which $500 million aggregate principal amount was outstanding as of that date (collectively, the "Tender Offer Notes"). The early tender time for such Concurrent Tender Offers is scheduled for 5:00 p.m., New York City time, on June 5, 2013 (unless extended or earlier terminated by us) and the expiration time is scheduled for 11:59 p.m., New York City time, on June 19, 2013 (unless extended or earlier terminated by us).

        The tender consideration for each $1,000 principal amount of each series of Tender Offer Notes validly tendered and not validly withdrawn at or prior to the early tender time will be determined by reference to a fixed spread over the yield based on the bid-side price of the applicable reference treasury security, as calculated by Credit Suisse Securities (USA) LLC and Goldman, Sachs & Co., the dealer managers for the Concurrent Tender Offers (the "Dealer Managers"), at 2:00 p.m., New York City time, on June 6, 2013 (unless extended as a result of an extension of the early tender time). Our obligation to accept for purchase, and to pay for, Tender Offer Notes validly tendered and not validly withdrawn at or prior to the earlier tender time and validly tendered at or prior to the expiration time of the Concurrent Tender Offers is subject to, and conditioned upon the satisfaction or, where applicable, waiver of certain conditions, including our ability to consummate an offering of our securities on terms reasonably satisfactory to us. We reserve the right, subject to applicable law, to terminate, withdraw or otherwise amend any or all of the Concurrent Tender Offers. Neither this offering of Senior Notes nor any other securities offerings we may consummate in the near term (collectively, the "Additional Offerings") are conditioned on the completion of the Concurrent Tender Offers. We cannot assure you that the Concurrent Tender Offers will be consummated on the terms described in this prospectus supplement or at all.

        We expect to fund the Concurrent Tender Offers from the net proceeds of this offering, the Additional Offerings, if any, and cash on hand. See "Use of Proceeds".

        This prospectus supplement and the accompanying prospectus are not an offer to purchase or a solicitation of an offer to sell any of the Tender Offer Notes. The Concurrent Tender Offers are being made only by and pursuant to the offer to purchase document and related letter of transmittal, each dated May 22, 2013, as the same may be amended or supplemented.

 The Senior Notes

Issuer	The Allstate Corporation.
Securities Offered	$500,000,000 aggregate principal amount of 2023 Senior Notes. $500,000,000 aggregate principal amount of 2043 Senior Notes.
Maturity Dates	The 2023 Senior Notes will mature on June 15, 2023 and the 2043 Senior Notes will mature on June 15, 2043.
Issue Prices	99.803% of the principal amount of the 2023 Senior Notes and 99.558% of the principal amount of the 2043 Senior Notes, plus, in each case, accrued and unpaid interest, if any, from June 7, 2013.
Interest Rate	The 2023 Senior Notes will bear interest from June 7, 2013 at the rate of 3.15% per annum and the 2043 Senior Notes will bear interest from June 7, 2013 at the rate of 4.50% per annum.
Interest Payment Dates	June 15 and December 15 of each year, beginning on December 15, 2013.
Trustee	U.S. Bank National Association.
Optional Redemption	We may redeem the Senior Notes of each series at our option, in whole or in part, at any time at a redemption price equal to the greater of:
• 100% of the principal amount of the Senior Notes being redeemed; and

•

the sum of the present values of the remaining scheduled payments of principal and interest on the Senior Notes of the applicable series to be redeemed (not including any portion of such payments of interest accrued to the date of redemption) discounted to the redemption date on a semi-annual basis (assuming a 360-day year consisting of twelve 30-day months) at the applicable Adjusted Treasury Rate (as defined herein), plus 15 basis points, in the case of the 2023 Senior Notes, and 20 basis points, in the case of the 2043 Senior Notes.

We will also pay the accrued and unpaid interest on the principal amount being redeemed to the date of redemption.
Ranking	The Senior Notes will be our unsecured obligations and will rank equally in right of payment with all our existing and future unsecured and unsubordinated indebtedness.
Denominations	$2,000 and integral multiples of $1,000 in excess thereof.
Use of Proceeds	We expect to receive net proceeds, after deducting the underwriting discount and other offering expenses payable by us, of approximately $987.6 million.

We intend to use the net proceeds from this offering of Senior Notes, together with the net proceeds of the Additional Offerings, if any, and cash on hand, to fund the Concurrent Tender Offers, as described in "—Recent Developments—Concurrent Tender Offers," and for general corporate purposes.

Conflicts of Interest	Certain of the underwriters or their affiliates may receive a portion of the net proceeds of this offering to the extent that they hold any of the Tender Offer Notes and the net proceeds are used to retire such notes. Such payments may constitute a "conflict of interest" under Rule 5121 of the Financial Industry Regulatory Authority, Inc. ("FINRA"). Consequently, this offering will be conducted in accordance with the requirements of FINRA Rule 5121.
Clearance and Settlement
The Senior Notes will be cleared through the Depository Trust Company ("DTC"), for the accounts of its participants, including Clearstream Banking, société anonyme, Luxembourg ("Clearstream") and/or Euroclear Bank S.A./N.V., as operator of the Euroclear System ("Euroclear").
Further Issues
We may from time to time, without giving notice to or seeking the consent of the holders of the Senior Notes of any series, issue debt securities having the same terms (except for the issue date and, in some cases, the public offering price and the first interest payment date) as, and ranking equally and ratably with, the Senior Notes of a series offered hereby. Any additional debt securities having such similar terms, together with the Senior Notes of the applicable series offered hereby, will constitute a single series of securities under the indenture.
Listing	The Senior Notes are not, and are not expected to be, listed on any national securities exchange nor included in any automated quotation system.
Governing Law	The State of New York.
Risk Factors
See "Risk Factors" beginning on page S-6 of this prospectus supplement and Item 1A of Part I of our Annual Report on Form 10-K for the fiscal year ended December 31, 2012 to read about important factors you should consider before buying the Senior Notes.

RISK FACTORS

        Your investment in the Senior Notes will involve certain risks described below. In consultation with your own financial and legal advisors, you should carefully consider the information included in or incorporated by reference in this prospectus supplement and the accompanying prospectus, and pay special attention to the following discussion of risks relating to the Senior Notes before deciding whether an investment in the Senior Notes is suitable for you. In addition to the risk factors relating to the Senior Notes set forth below, we also specifically incorporate by reference into this prospectus supplement the section captioned "Risk Factors" in our Annual Report on Form 10-K for the year ended December 31, 2012. The Senior Notes will not be an appropriate investment for you if you are not knowledgeable about significant features of the Senior Notes or financial matters in general. You should not purchase the Senior Notes unless you understand, and know that you can bear, these investment risks.

The indenture does not limit the amount of indebtedness that we or our subsidiaries may incur.

        Neither we nor any of our subsidiaries are restricted from incurring additional debt or other liabilities, including additional senior debt, under the indenture. At March 31, 2013, without taking into account any of our debt securities that may be repurchased in the Concurrent Tender Offers, we had $5.0 billion of senior debt outstanding. If we incur additional debt or liabilities, our ability to pay our obligations on the Senior Notes could be adversely affected. We expect that we will from time to time incur additional debt and other liabilities. In addition, we are not restricted from paying dividends on or issuing or repurchasing our securities under the indenture.

There are no financial covenants in the indenture.

        There are no financial covenants in the indenture. You are not protected under the indenture in the event of a highly leveraged transaction, reorganization, change of control, restructuring, merger or similar transaction that may adversely affect you, except to the limited extent described in the accompanying prospectus under "Description of Debt Securities—Consolidation, Merger and Sale of Assets."

The Senior Notes are not guaranteed by any of our subsidiaries and are structurally subordinated to the debt and other liabilities of our subsidiaries, which means that creditors of our subsidiaries will be paid from their assets before holders of the Senior Notes would have any claims to those assets.

        We are a holding company and conduct substantially all of our operations through subsidiaries, which means that our ability to meet our obligations on the Senior Notes depends on our ability to receive distributions from these subsidiaries. However, the Senior Notes are our exclusive obligations and are not guaranteed by any of our subsidiaries. As a result, the Senior Notes are structurally subordinated to all debt and other liabilities of our subsidiaries (including liabilities to policyholders and contractholders), which means that creditors of these subsidiaries will be paid from their assets before holders of the Senior Notes would have any claims to those assets. At March 31, 2013, our subsidiaries had $44 million of total debt outstanding (excluding intercompany liabilities).

An active after-market for the Senior Notes may not develop.

        The Senior Notes have no established trading market. We cannot assure you that an active after-market for the Senior Notes will develop or be sustained or that holders of the Senior Notes will be able to sell their Senior Notes at favorable prices or at all. Although the underwriters have indicated to us that they intend to make a market in the Senior Notes, as permitted by applicable laws and regulations, they are not obligated to do so and may discontinue any such market-making at any time without notice. Accordingly, no assurance can be given as to the liquidity of, or trading markets for, the

Senior Notes. The Senior Notes are not listed and we do not plan to apply to list the Senior Notes on any securities exchange or to include them in any automated dealer quotation system.

If a trading market does develop, changes in our credit ratings or the debt markets could adversely affect the market price of the Senior Notes.

        The market price for the Senior Notes depends on many factors, including:

  •
  Our credit ratings with major credit rating agencies;

  •
  The prevailing interest rates being paid by other companies similar to us;

  •
  Our financial condition, financial performance and future prospects; and

  •
  The overall condition of the financial markets.

        The condition of the financial markets and prevailing interest rates have fluctuated in the past and are likely to fluctuate in the future. Such fluctuations could have an adverse effect on the price of the Senior Notes.

        In addition, credit rating agencies continually review their ratings for the companies that they follow, including us. The credit rating agencies also evaluate the insurance industry as a whole and may change their credit rating for us based on their overall view of our industry. A negative change in our rating could have an adverse effect on the price of the Senior Notes.

 CONSOLIDATED RATIO OF EARNINGS TO FIXED CHARGES

        The following table shows our consolidated ratio of earnings to fixed charges for the periods indicated. For purposes of these computations, earnings consist of income from operations before income tax, and fixed charges consist of interest on indebtedness, interest factor of annual rental expense, and interest credited to contractholder funds.

	Three Months Ended March 31,	Year Ended December 31,
	2013	2012	2011	2010	2009	2008
Ratio of Earnings to Fixed Charges(1)	3.3X	2.9X	1.5X	1.5X	1.5X	—X

(1)
Earnings for the year ended December 31, 2008 were insufficient to cover fixed charges by $2.82 billion.

 USE OF PROCEEDS

        We expect to receive net proceeds, after deducting the underwriting discount and other offering expenses payable by us, of approximately $987.6 million.

        We intend to use the net proceeds from this offering of Senior Notes, together with the net proceeds of the Additional Offerings, if any, and cash on hand, to fund the Concurrent Tender Offers, as described in "Prospectus Supplement Summary—Recent Developments—Concurrent Tender Offers", and for general corporate purposes. Certain of the underwriters or their affiliates may receive a portion of the net proceeds of this offering to the extent that they hold any of the Tender Offer Notes and the net proceeds are used to retire such notes. Such payments may constitute a "conflict of interest" under Rule 5121 of FINRA. Consequently, this offering will be conducted in accordance with the requirements of FINRA Rule 5121.

 CAPITALIZATION

        The following table sets forth our capitalization as of March 31, 2013 and as adjusted to give effect to this offering of Senior Notes. The table does not give effect to the repurchase of any Tender Offer Notes in the Concurrent Tender Offers or any Additional Offerings. See "Prospectus Supplement Summary—Recent Developments". The following data should be read in connection with our condensed consolidated financial statements and notes, which are incorporated by reference.

	As of March 31, 2013
	Actual	As Adjusted
	(in millions)
Short-term debt	$—	$—
3.15% Senior Notes due 2023	—	500
4.50% Senior Notes due 2043	—	500
Other long-term debt	6,556	6,556

Total debt	6,556	7,556

Common stock and additional capital paid-in	3,037	3,037
Unrealized net capital gains and losses	2,905	2,905
Unrealized foreign currency translation adjustments	58	58
Unrecognized pension and other postretirement benefit cost	(1,684)	(1,684)
Retained income	34,375	34,375
Deferred ESOP expense	(39)	(39)
Treasury stock, at cost	(18,033)	(18,033)

Total shareholders' equity	$20,619	$20,619

Total capitalization	$27,175	$28,175

SELECTED CONSOLIDATED FINANCIAL INFORMATION

        The following table sets forth selected consolidated statements of operations and financial position data and other data for the periods indicated. The financial data for each of the five years in the period ended December 31, 2012 are derived from our audited consolidated financial statements. The financial data for the three-month periods ended March 31, 2013 and 2012 are derived from our unaudited condensed consolidated financial statements. The following amounts should be read in conjunction with the consolidated financial statements and notes thereto contained in our other filings with the Securities and Exchange Commission (the "SEC") available as described under "Where You Can Find More Information" and "The Allstate Corporation Filings" in this prospectus supplement and the accompanying prospectus.

	As of or for the three months ended March 31,		As of or for the year ended December 31,
	2013	2012	2012	2011	2010	2009	2008
	(Dollars in millions)
Consolidated statements of operations data:
Insurance premiums and contract charges	$7,349	$7,183	$28,978	$28,180	$28,125	$28,152	$28,862
Net investment income	983	1,011	4,010	3,971	4,102	4,444	5,622
Realized capital gains and losses	131	168	327	503	(827)	(583)	(5,090)
Total revenues	8,463	8,362	33,315	32,654	31,400	32,013	29,394
Benefits, claims, expenses and other	7,435	7,253	30,027	31,688	30,319	30,728	32,214
Gain (loss) on disposition of operations	2	3	18	(7)	19	15	5
Income tax expense (benefit)	321	346	1,000	172	189	412	(1,273)
Net income (loss)	$709	$766	$2,306	$787	$911	$888	$(1,542)
Consolidated financial position data:
Investments	$97,382	$97,009	$97,278	$95,618	$100,483	$99,833	$95,998
Total assets	126,612	125,933	126,947	125,193	130,500	132,209	134,351
Reserve for claims and claims expense, life-contingent contract benefits and contractholder funds	74,494	76,182	75,502	77,113	81,113	84,659	90,750
Short-term debt	—	—	—	—	—	—	—
Long-term debt	6,556	6,058	6,057	5,908	5,908	5,910	5,659
Shareholders' equity	20,619	19,182	20,580	18,298	18,617	16,184	12,121
Equity	20,619	19,210	20,580	18,326	18,645	16,213	12,153

 DESCRIPTION OF THE SENIOR NOTES

        We have summarized provisions of the Senior Notes below. This summary supplements and replaces (if inconsistent with) the description of debt securities and the general terms and provisions of debt securities under the caption "Description of Debt Securities" in the accompanying prospectus. This summary does not purport to be complete and is qualified in its entirety by reference to the indenture referred to below.

General

        Each series of the Senior Notes will be issued under an indenture, dated as of December 16, 1997, as amended by a third supplemental indenture, dated as of July 23, 1999, as amended by a sixth supplemental indenture, dated as of June 12, 2000, and as supplemented by (i) a seventeenth supplemental indenture to be dated as of June 7, 2013, with respect to the issuance of the 2023 Senior Notes, and (ii) an eighteenth supplemental indenture to be dated as of June 7, 2013, with respect to the 2043 Senior Notes, between us and U.S. Bank National Association, as trustee (successor in interest to State Street Bank and Trust Company).

        The 2023 Senior Notes will initially be limited to a total principal amount of $500 million, and the 2043 Senior Notes will initially be limited to a total principal amount of $500 million. We may from time to time, without giving notice to or seeking the consent of the holders of the Senior Notes of any series, issue debt securities having the same terms (except for the issue date and, in some cases, the public offering price and the first interest payment date) as, and ranking equally and ratably with, the Senior Notes of a series offered hereby. Any additional debt securities having such similar terms, together with the Senior Notes of the applicable series offered hereby, will constitute a single series of securities under the indenture. No additional debt securities may be issued if an event of default under the indenture has occurred and is continuing with respect to the applicable series of the Senior Notes.

        The 2023 Senior Notes will mature on June 15, 2023 and will bear interest at 3.15% per year, and the 2043 Senior Notes will mature on June 15, 2043 and will bear interest at 4.50% per year. Interest on each series of the Senior Notes will accrue from June 7, 2013. Each series of the Senior Notes provides that we will:

  •
  pay interest semi-annually on June 15 and December 15 of each year, commencing December 15, 2013;

  •
  pay interest to the person in whose name a Senior Note is registered at the close of business on June 1 or December 1 preceding the interest payment date;

  •
  compute interest on the basis of a 360-day year consisting of twelve 30-day months;

  •
  make payments on the Senior Notes at the offices of the trustee; and

  •
  either make payments by wire transfer for any Senior Notes held in book-entry form or by check mailed to the address of the person entitled to the payment as it appears on the register of the applicable series of the Senior Notes.

        In the event that any date on which interest is payable is not a business day, then payment of interest payable on that date will be made on the next business day (and without any interest or other payment in respect of any delay).

        "Business day" means any day, other than a Saturday or Sunday, on which banks in The City of New York are not required by law to close.

        We will issue each series of the Senior Notes only in fully registered form, without coupons, in denominations of $2,000 and integral multiples of $1,000 in excess thereof. No series of the Senior Notes will be subject to any sinking fund.

Ranking

        Each series of the Senior Notes will be our senior unsecured obligations and will rank equally in right of payment with all of our other existing and future senior unsecured and unsubordinated indebtedness. The Senior Notes will rank senior to any subordinated indebtedness.

        All existing and future liabilities of our subsidiaries will be effectively senior to the Senior Notes. Since all of our operations are conducted through subsidiaries, our cash flow and subsequent ability to service debt, including the notes, are dependent on the earnings of our subsidiaries and the distribution of those earnings, or upon loans or other payments of funds by the subsidiaries, to us. The subsidiaries are separate and distinct legal entities and have no obligation to pay any amount pursuant to the Senior Notes or otherwise, whether by dividends, loans or other payments. In addition, since our subsidiaries are insurance companies, their ability to pay dividends to us is subject to regulatory limitations. See "Business—Regulation" in our Annual Report on Form 10-K for the year ended December 31, 2012, which is incorporated in this prospectus supplement by reference.

Optional redemption

        Each series of the Senior Notes are redeemable, in whole or in part, at any time at a redemption price equal to the greater of:

  •
  100% of the principal amount of the Senior Notes to be redeemed; and

  •
  as determined by an Independent Investment Banker, the sum of the present values of the remaining scheduled payments of principal and interest on the Senior Notes of the applicable series to be redeemed (not including any portion of such payments of interest accrued to the date of redemption) discounted to the redemption date on a semi-annual basis (assuming a 360-day year consisting of twelve 30-day months) at the Adjusted Treasury Rate, plus 15 basis points, in the case of the 2023 Senior Notes, and 20 basis points, in the case of the 2043 Senior Notes.

In each case, we will pay accrued and unpaid interest on the principal amount being redeemed to the date of redemption.

        "Adjusted Treasury Rate" means, with respect to any redemption date:

  •
  the yield, under the heading which represents the average for the immediately preceding week, appearing in the most recently published statistical release designated "H.15(519)" published by the Board of Governors of the Federal Reserve System (or any successor publication which is published weekly by the Board of Governors of the Federal Reserve System and which establishes yields on actively traded United States Treasury securities adjusted to constant maturity) under the caption "Treasury Constant Maturities," for the maturity corresponding to the Comparable Treasury Issue. If no maturity is within three months before or after the Remaining Life, yields for the two published maturities most closely corresponding to the Comparable Treasury Issue shall be determined and the Adjusted Treasury Rate shall be interpolated or extrapolated from such yields on a straight line basis, rounding to the nearest month; or

  •
  if such release (or any successor release) is not published during the week preceding the calculation date or does not contain such yields, the rate per year equal to the semi-annual equivalent yield to maturity of the Comparable Treasury Issue, calculated using a price for the Comparable Treasury Issue (expressed as a percentage of its principal amount) equal to the Comparable Treasury Price for such redemption date.

The Adjusted Treasury Rate shall be calculated on the third business day preceding the redemption date.

        "Comparable Treasury Issue" means the United States Treasury security selected by an Independent Investment Banker as having a maturity comparable to the remaining term of the applicable series of the Senior Notes to be redeemed that would be used, at the time of selection and in accordance with customary financial practice, in pricing new issues of corporate debt securities of comparable maturity to the remaining term of such series of the Senior Notes ("Remaining Life").

        "Comparable Treasury Price" means (1) the average of five Reference Treasury Dealer Quotations for such redemption date, after excluding the highest and lowest Reference Treasury Dealer Quotations, or (2) if the Independent Investment Banker obtains fewer than five such Reference Treasury Dealer Quotations, the average of all such quotations.

        "Independent Investment Banker" means one of the Reference Treasury Dealers appointed by us.

        "Reference Treasury Dealer" means:

  •
  with respect to the 2023 Senior Notes, each of (i) Deutsche Bank Securities Inc. and Goldman, Sachs & Co., and their respective successors, (ii) a Primary Treasury Dealer selected by Wells Fargo Securities, LLC or its successor, or if any of the foregoing refuse to act as treasury dealer for this purpose or cease to be primary U.S. Government securities dealers in the United States (a "Primary Treasury Dealer"), any other Primary Treasury Dealers specified by us for these purposes and (iii) any two other Primary Treasury Dealers selected by us; and

  •
  with respect to the 2043 Senior Notes, each of (i) Goldman, Sachs & Co., Barclays Capital Inc., Deutsche Bank Securities Inc. and J.P. Morgan Securities LLC, and their respective successors, or if any of the foregoing refuse to act as treasury dealer for this purpose or cease to be a Primary Treasury Dealer, any other Primary Treasury Dealers specified by us for these purposes and (ii) any one other Primary Treasury Dealer selected by us.

        "Reference Treasury Dealer Quotations" means, with respect to each Reference Treasury Dealer and any redemption date, the average, as determined by the Independent Investment Banker, of the bid and asked prices for the Comparable Treasury Issue (expressed in each case as a percentage of its principal amount) quoted in writing to the Independent Investment Banker at 5:00 p.m., New York City Time, on the third business day preceding such redemption date.

        We will mail a notice of redemption at least 30 days but not more than 60 days before the redemption date to each holder of the Senior Notes of the applicable series to be redeemed. If less than all of the Senior Notes of such series are to be redeemed, the trustee will select, by such method as it will deem fair and appropriate, including pro rata or by lot, the Senior Notes of such series to be redeemed in whole or in part.

        Unless we default in payment of the redemption price, on and after the redemption date, interest will cease to accrue on the Senior Notes or portions thereof of the series called for redemption.

Defeasance

        The defeasance and covenant defeasance provisions of the indenture described under the caption "Description of Debt Securities—Defeasance and Covenant Defeasance" in the accompanying prospectus will apply to each series of the Senior Notes.

Notices

        We will mail notices and communications to the holder's address shown on the register of the applicable series of the Senior Notes.

Book-Entry System

        DTC, to which we refer along with its successors in this capacity as the depositary, will act as securities depositary for each series of the Senior Notes. Each series of the Senior Notes will be issued only as fully registered securities registered in the name of Cede & Co. ("Cede"), the depositary's nominee. One or more fully registered global security certificates, representing the total aggregate principal amount of the applicable series of the Senior Notes, will be issued and will be deposited with the depositary or its custodian and will bear a legend regarding the restrictions on exchanges and registration of transfer of the global securities. So long as Cede, as the nominee of DTC, is the registered owner of any global security, Cede for all purposes will be considered the sole holder of that global security. Except as provided below, owners of beneficial interests in a global security will not be entitled to have certificates registered in their names, will not receive physical delivery of certificates in definitive form and will not be considered the holders thereof.

        The laws of some jurisdictions may require that some purchasers of securities take physical delivery of securities in definitive form. These laws may impair the ability to transfer beneficial interests in the Senior Notes so long as the Senior Notes of such series are represented by global security certificates.

        Investors may elect to hold interests in the Senior Notes in global form through DTC in the United States or through Clearstream or Euroclear in Europe, if they are participants in those systems, or indirectly through organizations that are participants in those systems. Clearstream and Euroclear will hold interests on behalf of their participants through customers' securities accounts in Clearstream's and Euroclear's names on the books of their respective depositaries, which in turn will hold such interests in customers' securities accounts in the depositaries' names on the books of DTC.

        Initial settlement for each series of the Senior Notes will be made in immediately available funds. Secondary market trading between DTC participants will occur in the ordinary way in accordance with DTC rules and will be settled in immediately available funds. Secondary market trading between Clearstream participants and/or Euroclear participants will occur in the ordinary way in accordance with the applicable rules and operating procedures of Clearstream and the Euroclear System, as applicable.

        Cross-market transfers between DTC, on the one hand, and directly or indirectly through Euroclear or Clearstream participants, on the other, will be effected in DTC in accordance with DTC rules on behalf of Euroclear or Clearstream, as the case may be, by its respective depositary; however, such cross-market transactions will require delivery of instructions to Euroclear or Clearstream, as the case may be, by the counterparty in such system in accordance with its rules and procedures and within its established deadlines. Euroclear or Clearstream will, if the transaction meets its settlement requirements, deliver instructions to its respective depositary to take action to effect final settlement on its behalf by delivering or receiving beneficial interests in the relevant global security in DTC, and making or receiving payment in accordance with normal procedures for same-day funds settlement applicable to DTC. Euroclear participants and Clearstream participants may not deliver instructions directly to the depositaries for Euroclear or Clearstream.

        Because of time zone differences, the securities account of a Euroclear participant or Clearstream participant purchasing a beneficial interest in a global security from a participant will be credited during the securities settlement processing day immediately following the DTC settlement date and such credit of any transactions in beneficial interests in such global security settled during such processing will be reported to the relevant Euroclear participant or Clearstream participant on that business day. Cash received in Euroclear or Clearstream as a result of sales of beneficial interests in a global security by or through a Euroclear participant or Clearstream participant to a participant will be received with value on the DTC settlement date but will be available in the relevant Euroclear or Clearstream cash account only as of the business day following settlement in DTC.

        Neither we nor the trustee (or any registrar or paying agent) will have any responsibility for the performance by DTC, Euroclear or Clearstream or any of the participants, indirect participants, Euroclear participants or Clearstream participants of their respective obligations under the rules and procedures governing their operations. DTC has advised us that it will take any action permitted to be taken by a holder of Senior Notes only at the direction of one or more participants whose DTC accounts are credited with interests in a global security.

        DTC has informed us that it is a limited-purpose trust company organized under the New York Banking Law, a "banking organization" within the meaning of the New York Banking Law, a member of the Federal Reserve System, a "clearing corporation" within the meaning of the New York Uniform Commercial Code and a "clearing agency" registered pursuant to the provisions of Section 17A of the Securities Exchange Act of 1934, as amended (the "Exchange Act"). DTC holds securities that DTC participants deposit with DTC. DTC also facilitates the post-trade settlement among DTC participants of sales and other securities transactions in deposited securities through electronic computerized book-entry transfers and pledges between DTC participants' accounts, thereby eliminating the need for physical movement of certificates. DTC participants include securities brokers and dealers, banks, trust companies, clearing corporations and certain other organizations. DTC is a wholly owned subsidiary of The Depository Trust & Clearing Corporation ("DTCC"). DTCC is the holding company for DTC, National Securities Clearing Corporation and Fixed Income Clearing Corporation, all of which are registered clearing agencies. DTCC is owned by the users of its regulated subsidiaries. Indirect access to the DTC system is also available to others such as banks, brokers and dealers, trust companies and clearing corporations that clear through or maintain a custodial relationship with a participant, either directly or indirectly. The rules applicable to DTC participants are on file with the SEC.

        Purchases of Senior Notes under the DTC system must be made by or through DTC participants, which will receive a credit for the Senior Notes on DTC's records. The ownership interest of each actual purchaser of Senior Notes is in turn to be recorded on the participants' and indirect participants' records. Beneficial owners will not receive written confirmation from DTC of their purchase, but beneficial owners are expected to receive written confirmations providing details of the transactions, as well as periodic statements of their holdings, from the participant or indirect participant through which the beneficial owner entered into the transaction. Transfers of ownership interests in the Senior Notes are to be accomplished by entries made on the books of participants acting on behalf of beneficial owners. Beneficial owners will not receive certificates representing their ownership interests in Senior Notes, except in the limited circumstances described below in which a global security will become exchangeable for Senior Note certificates registered in the manner described below.

        The deposit of each series of the Senior Notes with a custodian for DTC and their registration in the name of Cede effect no change in beneficial ownership. DTC has no knowledge of the actual beneficial owners of the Senior Notes; DTC's records reflect only the identity of the participants to whose accounts such Senior Notes are credited, which may or may not be the beneficial owners. The participants will remain responsible for keeping account of their holdings on behalf of their customers.

        Principal and interest payments on each series of the Senior Notes will be made to DTC by wire transfer of immediately available funds. DTC's practice is to credit participants' accounts on the payable date in accordance with their respective holdings shown on DTC's records unless DTC has reason to believe that it will not receive payment on the payable date. Payments by participants to beneficial owners will be governed by standing instructions and customary practices, as is the case with securities held for the accounts of customers in bearer form or registered in "street name" and will be the responsibility of such participant and not of DTC or us, subject to any statutory or regulatory requirements as may be in effect from time to time. Payment of principal and interest to DTC is our responsibility, disbursement of those payments to participants will be the responsibility of DTC, and disbursement of those payments to the beneficial owners will be the responsibility of participants and indirect participants. Neither we nor the trustee (or any registrar or paying agent) will have any responsibility or liability for any aspect of the records relating to or payments made on account of beneficial ownership interests in the global securities or for maintaining, supervising or reviewing any records relating to those beneficial ownership interests. The information in this section concerning DTC and DTC's book-entry system has been obtained from sources that we believe to be accurate, but we assume no responsibility for the accuracy thereof.

        DTC may discontinue providing its services as securities depositary with respect to the Senior Notes at any time by giving reasonable notice to us.

        The global security will terminate and interests in it will be exchanged for physical certificates representing the Senior Notes of the applicable series only in the following situations:

  •
  DTC or any successor depositary notifies us that it is unwilling or unable to continue as depositary for global securities or ceases to be a "clearing agency" registered under the Exchange Act and we notify the trustee that we are unable to locate a qualified successor;

  •
  an event of default, as described under "Description of Debt Securities—Events of Default" in the accompanying prospectus, under the applicable series of the Senior Notes has occurred and is continuing; or

  •
  we, in our sole discretion and subject to the procedures of the depositary, determine that any or all of the Senior Notes of a series will no longer be represented by global securities.

        In those situations, the Senior Notes of such series represented by a global security that is exchangeable pursuant to this paragraph will be exchangeable for Senior Note certificates of such series registered in the names directed by the depositary, with the same terms and in authorized denominations. We expect that these instructions will be based upon directions received by the depositary from its participants with respect to ownership of beneficial interests in the global security certificates.

The Trustee

        U.S. Bank National Association (successor in interest to State Street Bank and Trust Company) is the trustee under the indenture. The trustee and its affiliates also perform certain commercial and investment banking services for us for which they receive customary fees. The trustee will be the paying agent and transfer agent for each series of the Senior Notes.

Governing Law

        The indenture and the Senior Notes will be governed by, and construed in accordance with, the laws of the State of New York, without regard to its principles of conflicts of laws.

Miscellaneous

        We or our affiliates may from time to time purchase Senior Notes of any series that are then outstanding by tender, in the open market or by private agreement.

CERTAIN MATERIAL UNITED STATES FEDERAL INCOME TAX CONSIDERATIONS

        The following discussion summarizes certain material U.S. federal income tax considerations to United States holders and non-United States holders (each as defined below) of the purchase, ownership and disposition of the Senior Notes. It is included herein for general information only and does not address all tax considerations that may be relevant to investors in light of their personal investment circumstances or that may be relevant to certain types of investors subject to special rules (for example, financial institutions, tax-exempt organizations, insurance companies, regulated investment companies, real estate investment trusts, retirement plans, persons that are broker-dealers, traders in securities who elect the mark to market method of accounting for their securities, United States holders that have a functional currency other than the U.S. dollar, certain former U.S. citizens or long-term residents, investors in partnerships or other pass-through entities or persons holding the Senior Notes as part of a "straddle," "hedge," "conversion transaction" or other integrated transaction). The discussion set forth below is limited to initial investors who hold the Senior Notes as capital assets within the meaning of Section 1221 of the Internal Revenue Code of 1986, as amended (the "Code") and who purchase the Senior Notes for cash at the initial "issue price" (i.e., the first price to the public, excluding bond houses, brokers or similar persons or organizations acting in the capacity of underwriters, placement agents or wholesalers, at which a substantial amount of the Senior Notes is sold for money). In addition, this discussion does not address the effect of federal alternative minimum tax, gift or estate tax laws, or any state, local or foreign tax laws. Furthermore, the discussion below is based upon provisions of the Code, the legislative history thereof, U.S. Treasury regulations thereunder and administrative rulings and judicial decisions thereunder as of the date hereof. Such authorities may be repealed, revoked or modified (including changes in effective dates, and possibly with retroactive effect) so as to result in U.S. federal income tax considerations different from those discussed below.

        For purposes of the following discussion, a "United States holder" means a beneficial owner of the Senior Notes that is for U.S. federal income tax purposes:

  •
  an individual citizen or resident of the United States;

  •
  a corporation (or other entity treated as a corporation for U.S. federal income tax purposes) created or organized in or under the laws of the United States, any state thereof or the District of Columbia;

  •
  an estate, the income of which is subject to U.S. federal income tax regardless of source; or

  •
  a trust, if (a) a court within the United States is able to exercise primary supervision over administration of the trust and one or more United States persons have authority to control all substantial decisions of the trust or (b) it has a valid election in effect under applicable U.S. Treasury regulations to be treated as a domestic trust.

        For purposes of the following discussion, a "non-United States Holder" means a beneficial owner of the Senior Notes (other than a partnership or an entity or arrangement classified as a partnership for U.S. federal income tax purposes) that is not a United States holder for U.S. federal income tax purposes.

        If a partnership or an entity treated as a partnership for U.S. federal income tax purposes owns any of the Senior Notes, the tax treatment of a partner or an equity interest owner of such other entity will generally depend upon the status of the person and the activities of the person and the partnership or other entity treated as a partnership. Partnerships and other entities treated as partnerships for U.S. federal income tax purposes, and partners or other equity interest owners in such entities should consult their own tax advisors.

        THIS DISCUSSION OF U.S. FEDERAL INCOME TAX CONSIDERATIONS IS NOT INTENDED, AND SHOULD NOT BE CONSTRUED, TO BE TAX OR LEGAL ADVICE TO ANY PARTICULAR

INVESTOR IN OR HOLDER OF THE SENIOR NOTES. PROSPECTIVE INVESTORS ARE ADVISED TO CONSULT THEIR OWN TAX ADVISORS CONCERNING THE APPLICATION OF THE U.S. FEDERAL INCOME TAX LAWS TO THEIR PARTICULAR SITUATIONS AS WELL AS ANY TAX CONSIDERATIONS ARISING UNDER THE LAWS OF ANY STATE, LOCAL OR FOREIGN TAXING JURISDICTION OR ANY APPLICABLE TAX TREATIES, AND THE POSSIBLE EFFECT OF CHANGES IN APPLICABLE TAX LAW.

United States Holder

Payments of Interest

        We expect, and this discussion assumes, that the Senior Notes will not be issued with more than a de minimis amount of original issue discount, if any. As such, payments of stated interest on the Senior Notes generally will be taxable to a United States holder as ordinary interest income at the time such payments are received or accrued in accordance with the United States holder's method of accounting for U.S. federal income tax purposes.

Sale, Redemption or Other Taxable Disposition of the Senior Notes

        Upon the sale, redemption or other taxable disposition of Senior Notes, a United States holder generally will recognize capital gain or loss equal to the difference between (1) the amount realized on such disposition and (2) such holder's adjusted tax basis in the Senior Notes. A holder's adjusted tax basis in the Senior Notes generally will equal the amount paid for the Senior Notes less any principal payments received by such holder. Gain or loss recognized by a United States holder in respect of the disposition generally will be capital gain or loss, and will be long-term capital gain or loss if the United States holder has held the Senior Notes for more than one year at the time of such disposition. A United States holder that is an individual may be entitled to preferential treatment for net long-term capital gains. The ability of a United States holder to offset capital losses against ordinary income is limited. Notwithstanding the foregoing, any amounts realized in connection with a sale, redemption or other taxable disposition with respect to accrued interest not previously includible in income will be treated as ordinary interest income.

Medicare Tax

        A United States holder that is an individual or estate, or a trust that does not fall into a special class of trusts that is exempt from such tax, is subject to a 3.8% tax on the lesser of (1) the United States holder's "net investment income" for the relevant taxable year and (2) the excess of the United States holder's modified adjusted gross income for the taxable year over a certain threshold (which in the case of individuals will be between $125,000 and $250,000, depending on the individual's circumstances). A holder's net investment income will generally include its interest income and its net gains from the disposition of Senior Notes, unless such interest income or net gains are derived in the ordinary course of the conduct of a trade or business (other than a trade or business that consists of certain passive or trading activities). If you are a United States holder that is an individual, estate or trust, you are urged to consult your tax advisors regarding the applicability of the Medicare tax to your income and gains in respect of your investment in the Senior Notes.

Information Reporting and Backup Withholding Tax

        Payments of interest made by us on, or the proceeds of the sale or other disposition of, the Senior Notes will be subject to information reporting to the Internal Revenue Service (the "IRS") on IRS Form 1099 unless the United States holder is an exempt recipient such as certain corporations and may be subject to U.S. federal backup withholding tax, currently at a rate of 28%, if the recipient of the payment fails to supply an accurate taxpayer identification number on IRS Form W-9 or otherwise fails to comply with applicable U.S. information reporting or certification requirements. Backup withholding does not represent an additional income tax. Any amount withheld under the backup withholding rules will be reported on IRS Form 1099 and is allowable as a credit against the holder's U.S. federal income tax and may entitle the United States holder to a refund, provided that the required information is timely furnished to the IRS.

Non-United States Holders

Payments of Interest

        Subject to the discussion of backup withholding and FATCA (as defined below) withholding below, payments of interest on the Senior Notes to a non-United States holder generally will not be subject to U.S. federal income or withholding tax; provided that (1) the non-United States holder does not actually or constructively own 10% or more of the total combined voting power of all classes of our stock entitled to vote, (2) the non-United States holder is not (a) a controlled foreign corporation that is related to us through actual or deemed stock ownership or (b) a bank receiving interest on an extension of credit made pursuant to a loan agreement entered into in the ordinary course of business, (3) such interest is not effectively connected with the conduct by the non-United States holder of a trade or business within the United States and (4) the non-United States holder either (a) provides its name and address on an IRS Form W-8BEN (or other applicable form) and certifies, under penalties of perjury, that it is not a U.S. person as defined under the Code or (b) holds the Senior Notes through certain foreign intermediaries and the intermediary and the non-United States holder satisfy the certification or documentation requirements of applicable U.S. Treasury regulations.

        If a non-United States holder cannot satisfy the requirements in the preceding paragraph, payments of interest made to such non-United States holder will be subject to U.S. federal withholding tax, currently at a rate of 30%, unless such non-United States holder timely provides the withholding agent with a properly executed IRS Form W-8 claiming an exemption from withholding or a reduction in the U.S. federal withholding tax rate. If interest on the Senior Notes is effectively connected with the conduct by a non-United States holder of a trade or business within the United States (and, if certain tax treaties apply, is attributable to a U.S. permanent establishment maintained by the non-United States holder), such interest will be subject to U.S. federal income tax on a net income basis at the rate applicable to U.S. persons generally (and, with respect to corporate holders, may also be subject to a branch profits tax). If interest is subject to U.S. federal income tax on a net income basis in accordance with these rules, such payments will not be subject to U.S. federal withholding tax so long as the relevant non-United States holder timely provides the withholding agent with the appropriate documentation.

Sale, Redemption or Other Taxable Disposition of the Senior Notes

        Subject to the discussion of backup withholding and FATCA withholding below, any gain realized by a non-United States holder on the sale, redemption or other taxable disposition of the Senior Notes generally will not be subject to U.S. federal income tax, unless (1) such gain is effectively connected with the conduct by such non-United States holder of a trade or business within the United States (and, if certain tax treaties apply, is attributable to a U.S. permanent establishment maintained by the non-United States holder), in which case such gain will be taxed on a net income basis in the same manner as interest that is effectively connected with the non-United States holder's conduct of a trade or business within the United States (and a non-United States holder that is treated as a corporation for U.S. federal income tax purposes may also, under certain circumstances, be subject to the branch profits tax as described above) or (2) the non-United States holder is an individual who is present in the United States for 183 days or more in the taxable year of disposition and certain other conditions are satisfied, in which case the non-United States holder will be subject to a tax, currently at a rate of 30%, on the excess, if any, of such gain plus all other U.S source capital gains recognized during the same taxable year over the non-United States holder's U.S. source capital losses recognized during such taxable year.

Information Reporting and Backup Withholding Tax

        Generally, the amount of interest paid on the Senior Notes and the amount of tax, if any, withheld with respect to those payments must be reported to the IRS and to non-United States holders. Copies of the information returns reporting such interest payments and any withholding may also be made available to the tax authorities in the country in which a non-United States holder resides under the provisions of an applicable income tax treaty.

        In general, a non-United States holder will not be subject to backup withholding with respect to interest payments on the Senior Notes provided that the payor does not have actual knowledge or reason to know that the non-United States holder is a U.S. person as defined under the Code, and such holder has provided the certification described above under heading "—Non-United States Holders—Payments of Interest." Information reporting and, depending on the circumstances, backup withholding will apply to the proceeds of a sale (including retirement or redemption) of the Senior Notes within the United States or conducted through certain United States—related persons, unless the non-United States holder certifies under penalty of perjury that such holder is a non-United States holder (and the payor does not have actual knowledge or reason to know that such holder is a U.S. person as defined under the Code) or another exemption is otherwise established.

        Any amounts withheld under the backup withholding rules will be allowed as a refund or a credit against a non-United States holder's U.S. federal income tax liability provided the required information is furnished in a timely manner to the IRS.

Additional Withholding Requirements

        Pursuant to Sections 1471 through 1474 of the Code and the Treasury Regulations promulgated thereunder ("FATCA"), if there is a "significant modification" of the Senior Notes after December 31, 2013, we may thereafter be required to withhold U.S. tax at the rate of 30% on payments of interest made after that date, or on the gross proceeds from the sale or other taxable disposition of the Senior Notes on or after January 1, 2017, made to non-U.S. financial institutions and certain other non-U.S. non-financial entities (including, in some instances, where such an entity is acting as an intermediary) that fail to comply with certain information reporting obligations. If an amount in respect of U.S. withholding tax were to be deducted or withheld from interest or principal payments on the Senior Notes as a result of a holder's failure to comply with these rules or the presence in the payment chain of an intermediary that does not comply with these rules, neither the Issuer nor any paying agent nor any other person would be required to pay additional amounts as a result of the deduction or withholding of such tax. As a result, investors may receive less interest or principal than expected. Non-United States holders should consult their own tax advisors regarding FATCA and whether it may be relevant to their purchase, ownership and disposition of the Senior Notes.

UNDERWRITING (CONFLICTS OF INTEREST)

        Wells Fargo Securities, LLC, Deutsche Bank Securities Inc. and Goldman, Sachs & Co., are acting as representatives of each of the underwriters named below for the offering of the 2023 Senior Notes and Goldman, Sachs & Co., Barclays Capital Inc., Deutsche Bank Securities Inc. and J.P. Morgan Securities LLC are acting as representatives of each of the underwriters named below for the offering of the 2043 Senior Notes. Subject to the terms and conditions of the underwriting agreement dated the date of this prospectus supplement, the underwriters have severally agreed to purchase from us, and we have agreed to sell to the underwriters, the respective principal amount of Senior Notes listed opposite their names in the applicable table below:

Principal Amount of 2023 Senior Notes
Wells Fargo Securities, LLC	$100,000,000
Deutsche Bank Securities Inc.	67,500,000
Goldman, Sachs & Co.	67,500,000
Citigroup Global Markets Inc.	55,000,000
Credit Suisse Securities (USA) LLC	55,000,000
Merrill Lynch, Pierce, Fenner & Smith Incorporated	55,000,000
Barclays Capital Inc.	25,000,000
J.P. Morgan Securities LLC	25,000,000
U.S. Bancorp Investments, Inc.	15,000,000
Morgan Stanley & Co. LLC	10,000,000
Loop Capital Markets LLC	13,100,000
BNY Mellon Capital Markets, LLC	5,950,000
PNC Capital Markets LLC	5,950,000

Total	$500,000,000

Principal Amount of 2043 Senior Notes
Goldman, Sachs & Co.	$100,000,000
Barclays Capital Inc.	67,500,000
Deutsche Bank Securities Inc.	67,500,000
J.P. Morgan Securities LLC	67,500,000
Credit Suisse Securities (USA) LLC	61,250,000
U.S. Bancorp Investments, Inc.	61,250,000
Merrill Lynch, Pierce, Fenner & Smith Incorporated	15,000,000
Wells Fargo Securities, LLC	15,000,000
Citigroup Global Markets Inc.	10,000,000
Morgan Stanley & Co. LLC	10,000,000
UBS Securities LLC	5,000,000
Loop Capital Markets LLC	10,000,000
BNY Mellon Capital Markets, LLC	5,000,000
PNC Capital Markets LLC	5,000,000

Total	$500,000,000

        The underwriters are committed to take and pay for all of the Senior Notes of each series being offered, if any are taken.

        The representatives have advised us that the underwriters propose initially to offer the Senior Notes of each series to the public at the public offering price set forth on the cover page of this prospectus supplement and to dealers at that price less a concession not in excess of (i) 0.40% of the principal amount per 2023 Senior Note and (ii) 0.50% of the principal amount per 2043 Senior Note. The underwriters may allow, and the dealers may reallow, a discount not in excess of (i) 0.25% of the principal amount per 2023 Senior Note and (ii) 0.25% of the principal amount per 2043 Senior Note to other dealers. If all the Senior Notes of any series are not sold at the initial offering price, the underwriters may change the offering price and the other selling terms. The offering of the Senior Notes by the underwriters is subject to receipt and acceptance and subject to the underwriters right to reject any order in whole or in part.

        We will pay an underwriting discount of (i) 0.650% of the principal amount per 2023 Senior Note and (ii) 0.875% of the principal amount per 2043 Senior Note, and a total underwriting discount for the Senior Notes offering of $7,625,000.

        We estimate that our total expenses for this offering will be approximately $1.6 million (excluding the underwriting discount).

        We have agreed to indemnify the several underwriters against certain liabilities, including liabilities under the Securities Act of 1933, as amended (the "Securities Act"), or to contribute to payments the underwriters may be required to make because of any of those liabilities.

        None of the Senior Notes will be listed on any securities exchange. Currently there is no public trading market for any of the Senior Notes. We have been advised by the underwriters that the underwriters intend to make a market in the Senior Notes but are not obligated to do so and may discontinue market making at any time without notice. No assurance can be given as to the liquidity of the trading market for each series of the Senior Notes.

        In connection with the offering, the underwriters may purchase and sell Senior Notes in the open market. These transactions may include short sales, stabilizing transactions and purchases to cover positions created by short sales. Short sales involve the sale by the underwriters of a greater principal amount of a series Senior Notes than they are required to purchase in the offering. Stabilizing transactions consist of certain bids or purchases made for the purpose of preventing or retarding a decline in the market price of the applicable series of the Senior Notes while the offering is in progress.

        The underwriters also may impose a penalty bid. This occurs when a particular underwriter repays to the underwriters a portion of the underwriting discount received by it because the representatives have repurchased Senior Notes of a series sold by or for the account of such underwriter in stabilizing or short covering transactions.

        These activities by the underwriters, as well as other purchases by the underwriters for their own accounts, may stabilize, maintain or otherwise affect the market price of a series of the Senior Notes. As a result, the price of any series of the Senior Notes may be higher than the price that otherwise might exist in the open market. If these activities are commenced, they may be discontinued by the underwriters at any time. These transactions may be effected in the over-the-counter market or otherwise.

        We have agreed in the underwriting agreement that during the period beginning on the date of this prospectus supplement and continuing to, and including, the latter of (i) the termination of trading restrictions for the Senior Notes, as notified to us by the representatives or their counsel and (ii) the time of delivery for the Senior Notes, we will not, without the prior written consent of the representatives, offer, sell, contract to sell or otherwise dispose of any securities which are substantially similar to the Senior Notes.

        The underwriters and their respective affiliates are full service financial institutions engaged in various activities, which may include sales and trading, commercial and investment banking, advisory, investment management, investment research, principal investment, hedging, market making, brokerage and other financial and non-financial activities and services. Certain of the underwriters and their affiliates have, from time to time, performed, and may in the future perform, various financial advisory and commercial and investment banking services for us and our subsidiaries, for which they received or will receive customary fees and expenses. Certain of the underwriters or their affiliates act as agents and/or lenders under our credit agreement.

        In addition, in the ordinary course of their business activities, the underwriters and their respective affiliates may make or hold a broad array of investments, including acting as counterparties to certain derivative and hedging arrangements, and actively trade debt and equity securities (or related derivative securities) and financial instruments (including bank loans) for their own account and for the accounts of their customers. Such investments and securities activities may involve securities and/or instruments of ours or our affiliates. If any of the underwriters or their affiliates have a lending relationship with us, certain of those underwriters or their affiliates routinely hedge, and certain other of those underwriters or their affiliates may hedge, their credit exposure to us consistent with their customary risk management policies. Typically, these underwriters and their affiliates would hedge such exposure by entering into transactions which consist of either the purchase of credit default swaps or the creation of short positions in our securities, including potentially any series of the Senior Notes offered hereby. Any such credit default swaps or short positions could adversely affect future trading prices of such series of the Senior Notes offered under this prospectus supplement. The underwriters and their respective affiliates may also make investment recommendations and/or publish or express independent research views in respect of such securities or financial instruments and may, at any time, hold, or recommend to clients that they acquire, long and/or short positions in such securities and instruments.

Conflicts of Interest

        Certain of the underwriters or their affiliates may receive a portion of the net proceeds of this offering to the extent that they hold any of the Tender Offer Notes and the net proceeds are used to retire such notes. Such payments may constitute a "conflict of interest" under Rule 5121 of FINRA. Consequently, this offering will be conducted in accordance with the requirements of FINRA Rule 5121. Certain of the underwriters or their affiliates are acting as the Dealer Managers in connection with the Concurrent Tender Offers and may act as underwriters in connection with any Additional Offerings.

Notice to Prospective Investors in the European Economic Area

        In relation to each Member State of the European Economic Area which has implemented the Prospectus Directive (each, a "Relevant Member State"), each underwriter has represented and agreed that with effect from and including the date on which the Prospectus Directive is implemented in that Relevant Member State (the "Relevant Implementation Date"), it has not made and will not make an offer to the public of the Senior Notes which are the subject of the offering contemplated by this prospectus supplement and the accompanying prospectus in that Relevant Member State other than:

  •
  to legal entities which are qualified investors as defined in the Prospectus Directive;

  •
  to fewer than 100, or, if the Relevant Member State has implemented the relevant provisions of the 2010 PD Amending Directive, 150, natural or legal persons (other than qualified investors as defined in the Prospectus Directive), as permitted under the Prospectus Directive; or

  •
  in any other circumstances falling within Article 3(2) of the Prospectus Directive;

provided that no such offer of the Senior Notes will require us or any underwriter to publish a prospectus pursuant to Article 3 of the Prospectus Directive.

        For the purposes of this provision, (i) the expression an "offer to the public" in relation to any Senior Notes in any Relevant Member State means the communication in any form and by any means of sufficient information on the terms of the offer and the Senior Notes to be offered so as to enable an investor to decide to purchase or subscribe for the Senior Notes, as the same may be varied in that Relevant Member State by any measure implementing the Prospectus Directive in that Relevant Member State, (ii) the expression "Prospectus Directive" means Directive 2003/71/EC (and amendments thereto, including the 2010 PD Amending Directive, to the extent implemented in the Relevant Member State), and includes any relevant implementing measure in each Relevant Member State, and (iii) the expression "2010 PD Amending Directive" means Directive 2010/73/EU.

        We have not authorized and do not authorize the making of any offer of the Senior Notes through any financial intermediary on our behalf, other than offers made by the underwriters with a view to the final placement of the Senior Notes as contemplated in the underwriting agreement; accordingly, no purchaser of the Senior Notes, other than the underwriters, is authorized to make any further offer of the Senior Notes on our behalf or on behalf of the underwriters, except in each case for dealers as set forth above in the third paragraph of this section.

        This European Economic Area selling restriction is in addition to any other selling restrictions set out in this prospectus supplement and the accompanying prospectus.

Notice to Prospective Investors in the United Kingdom

        Each underwriter has represented, warranted and agreed that:

  •
  it has only communicated or caused to be communicated and will only communicate or cause to be communicated an invitation or inducement to engage in investment activity (within the meaning of Section 21 of the Financial Services and Markets Act 2000 (the "FSMA")) received by it in connection with the issue or sale of the Senior Notes which are the subject of the offering contemplated by this prospectus supplement and the accompanying prospectus in circumstances in which Section 21(1) of the FSMA does not apply to us; and

  •
  it has complied and will comply with all applicable provisions of the FSMA with respect to anything done by it in relation to the Senior Notes in, from or otherwise involving the United Kingdom.

Notice to Prospective Investors in France

        This prospectus supplement and the accompanying prospectus have not been prepared and are not being distributed in the context of a public offering of securities in France within the meaning of Article L. 411-1 of the French Code monétaire et financier and, therefore, this prospectus supplement and the accompanying prospectus have not been and will not be submitted to the French Autorité des marchés financiers ("AMF") for prior approval or otherwise.

        The Senior Notes have not been offered or sold and will not be offered or sold, directly or indirectly, to the public in France and neither this prospectus supplement and the accompanying prospectus nor any other offering material relating to the Senior Notes has been distributed or caused to be distributed nor may be distributed or caused to be distributed to the public in France, except only (i) to persons licensed to provide the investment service of portfolio management for the account of third parties (personnes fournissant le service d'investissement de gestion de portefeuille pour compte de tiers), (ii) to "qualified investors" (investisseurs qualifiés) acting for their own account and/or (iii) to a limited circle of investors (cercle restreint d'investisseurs) acting for their own account, all as defined, and in accordance with, Articles L. 411-2, D. 411-1, D. 411-4, D. 744-1, D. 754-1, and D. 764-1 of the French Code Monétaire et Financier and applicable regulations thereunder.

        Such "qualified investors" are notified that they must act for their own account in accordance with the terms set out by Article L. 411-2 of the French Code monétaire et financier and by Article 211-3 of the AMF Regulations. The Senior Notes may not be re-transferred, directly or indirectly, in France, other than in compliance with applicable laws and regulations and in particular those relating to a public offering (i.e., Articles L. 411-1, L. 411-2, L. 412-1 and L. 621-8 et seq. of the French Code monétaire et financier and applicable regulations thereunder).

Notice to Prospective Investors in Italy

        The offering of the Senior Notes has not been registered with the Commissione Nazionale per le Società e la Borsa ("CONSOB"), in accordance with Italian securities legislation. Accordingly, the Senior Notes may not be offered, sold or delivered, directly or indirectly, and copies of this prospectus supplement, the accompanying prospectus or any other document relating to the Senior Notes may not be distributed in Italy except to "qualified investors" (investitori qualificati), as defined in Article 34-ter, paragraph 1, letter b) of CONSOB Regulation no. 11971 of May 14, 1999, as amended (the "Issuers' Regulation"), or in any other circumstance where an express exemption to comply with restrictions on offers to the public provided by Legislative Decree no. 58 of February 24, 1998, as amended (the "Consolidated Financial Act"), or Issuers' Regulation applies, including those provided for under Article 100 of the Consolidated Financial Act and Article 34-ter of the Issuers' Regulation, and provided, however, that any such offer, sale or delivery of the Senior Notes or distribution of copies of this prospectus supplement, the accompanying prospectus or any other document relating to the Senior Notes in Italy must be made in accordance with all applicable Italian securities, tax, exchange control or other applicable laws and regulations, and, in particular, will be (i) made only by (a) banks, investment firms or financial intermediaries permitted to conduct such activities in Italy in accordance with Legislative Decree No. 385 of September 1, 1993, as amended (the "Italian Banking Act"), the Consolidated Financial Act, the Issuers' Regulation and any other applicable laws and regulations or (b) foreign banks or financial institutions (the controlling shareholding of which is owned by one or more banks located in the same EU Member State) authorized to place and distribute securities in the Republic of Italy pursuant to Articles 15, 16 and 18 of the Italian Banking Act, in each case acting in compliance with all applicable laws and regulations, (ii) in compliance with Article 129 of the Banking Act, as amended, and the implementing guidelines of the Bank of Italy, as amended from time to time, pursuant to which the Bank of Italy may request information on the issue or the offer of securities in Italy and (iii) in accordance with any other relevant limitations or procedural requirements that CONSOB, the Bank of Italy or other Italian authorities may impose upon the offer or sale of the Senior Notes.

        Article 100-bis of the Consolidated Financial Act affects the transferability of the Senior Notes in Italy to the extent that any placement of the Senior Notes is made solely with "qualified investors" and such Senior Notes are then systematically resold to non-qualified investors on the secondary market at any time in the 12 months following such placement.

        Should this occur without the publication of a prospectus compliant with the Prospectus Directive (as amended), and outside of the application of one of the exemptions referred to above, purchasers of Senior Notes who are acting outside of the course of their business or profession are entitled to have such purchase declared void and to claim damages from any authorized intermediary at whose premises the Senior Notes were purchased.

Notice to Prospective Investors in Hong Kong

        The Senior Notes may not be offered or sold by means of any document other than (i) in circumstances which do not constitute an offer to the public within the meaning of the Companies Ordinance (Cap.32, Laws of Hong Kong), (ii) to "professional investors" within the meaning of the Securities and Futures Ordinance (Cap.571, Laws of Hong Kong) and any rules made thereunder or

(iii) in other circumstances which do not result in the document being a "prospectus" within the meaning of the Companies Ordinance (Cap.32, Laws of Hong Kong), and no advertisement, invitation or document relating to the Senior Notes may be issued or may be in the possession of any person for the purpose of issue (in each case whether in Hong Kong or elsewhere), which is directed at, or the contents of which are likely to be accessed or read by, the public in Hong Kong (except if permitted to do so under the laws of Hong Kong) other than with respect to Senior Notes which are or are intended to be disposed of only to persons outside Hong Kong or only to "professional investors" within the meaning of the Securities and Futures Ordinance (Cap.571, Laws of Hong Kong) and any rules made thereunder.

        The contents of this prospectus supplement and the accompanying prospectus have not been reviewed by any regulatory authority in Hong Kong. You are advised to exercise caution in relation to the offering of the Senior Notes. If you are in any doubt about any of the contents of this document, you should obtain independent professional advice.

Notice to Prospective Investors in Japan

        The Senior Notes have not been and will not be registered under the Financial Instruments and Exchange Law of Japan (the "Financial Instruments and Exchange Law") and each underwriter has agreed that it will not offer or sell any of the Senior Notes, directly or indirectly, in Japan or to, or for the benefit of, any resident of Japan (which term as used herein means any person resident in Japan, including any corporation or other entity organized under the laws of Japan), or to others for re-offering or resale, directly or indirectly, in Japan or to a resident of Japan, except pursuant to an exemption from the registration requirements of, and otherwise in compliance with, the Financial Instruments and Exchange Law and any other applicable laws, regulations and ministerial guidelines of Japan.

Notice to Prospective Investors in Singapore

        This prospectus supplement and the accompanying prospectus have not been registered as prospectuses with the Monetary Authority of Singapore. Accordingly, this prospectus supplement, the accompanying prospectus, any related free writing prospectus and any other document or material in connection with the offer or sale, or invitation for subscription or purchase, of the Senior Notes may not be circulated or distributed, nor may the Senior Notes be offered or sold, or be made the subject of an invitation for subscription or purchase, whether directly or indirectly, to persons in Singapore other than (i) to an institutional investor under Section 274 of the Securities and Futures Act, Chapter 289 of Singapore (the "SFA"), (ii) to a relevant person, or any person pursuant to Section 275(1 A), and in accordance with the conditions, specified in Section 275 of the SFA or (iii) otherwise pursuant to, and in accordance with the conditions of, any other applicable provision of the SFA.

        Where the Senior Notes are subscribed or purchased under Section 275 by a relevant person which is: (a) a corporation (which is not an accredited investor) the sole business of which is to hold investments and the entire share capital of which is owned by one or more individuals, each of whom is an accredited investor; or (b) a trust (where the trustee is not an accredited investor) whose sole purpose is to hold investments and each beneficiary is an accredited investor, shares, debentures and units of shares and debentures of that corporation or the beneficiaries' rights and interest in that trust will not be transferable for 6 months after that corporation or that trust has acquired the Senior Notes under Section 275 except: (1) to an institutional investor under Section 274 of the SFA or to a relevant person, or any person pursuant to Section 275(1 A), and in accordance with the conditions, specified in Section 275 of the SFA; (2) where no consideration is given for the transfer; or (3) by operation of law.

 WHERE YOU CAN FIND MORE INFORMATION

        We are subject to the informational requirements of the Exchange Act. Accordingly, we file annual, quarterly and current reports, proxy statements and other information with the SEC. You may review a copy of those reports, statements or other information at the SEC's public reference room, which is located at Room 1580, 100 F Street, N.E., Washington, D.C. 20549. You can also request copies of such documents, upon payment of a duplicating fee, by writing to the SEC's public reference room. Please call the SEC at 1-800-SEC-0330 for further information on the public reference room.

        These SEC filings are also available to the public from commercial document retrieval services and at the internet site maintained by the SEC at www.sec.gov. Reports, proxy statements and other information concerning us may also be inspected at the offices of the New York Stock Exchange at 20 Broad Street, New York, New York 10005.

        The SEC allows us to "incorporate by reference" information into this prospectus supplement and the accompanying prospectus, which means that we can disclose important information to you by referring you to other documents filed separately with the SEC. The information incorporated by reference is considered to be part of this prospectus supplement and the accompanying prospectus. This prospectus supplement incorporates by reference the documents set forth below that we have previously filed with the SEC (File No. 001-11840). These documents contain important business and financial information about us that is not included in or delivered with this prospectus supplement and the accompanying prospectus.

THE ALLSTATE CORPORATION FILINGS

  •
  Our Annual Report on Form 10-K for the fiscal year ended December 31, 2012, filed February 20, 2013, and the portions of our Proxy Statement, filed April 10, 2013, for our Annual Meeting of Stockholders incorporated by reference into our Annual Report;

  •
  Our Quarterly Report on Form 10-Q for the period ended March 31, 2013, filed May 1, 2013; and

  •
  Our Current Reports on Form 8-K dated January 3, 2013, January 10, 2013, January 14, 2013, February 18, 2013, February 18, 2013, February 28, 2013, May 21, 2013 and May 22, 2013, filed January 4, 2013, January 10, 2013, January 16, 2013, February 19, 2013, February 20, 2013, March 1, 2013, May 21, 2013 and May 22, 2013.

        We are also incorporating by reference all other documents subsequently filed by us pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act, prior to the termination of this offering of the Senior Notes. Any information contained in or incorporated by reference in this prospectus supplement and the accompanying prospectus will be deemed to be modified or superseded to the extent that information contained in any subsequently filed document that is also incorporated by reference in this prospectus supplement and the accompanying prospectus modifies or supersedes that information.

        You can request a free copy of any or all of these documents, other than the exhibits to those documents, unless those exhibits are specifically incorporated by reference into these documents, by writing to: Investor Relations Department, The Allstate Corporation, 2775 Sanders Road, Northbrook, Illinois 60062-7127, or calling: (800) 416-8803.

 LEGAL MATTERS

        Certain legal matters in connection with the Senior Notes will be passed upon for us by Mary J. McGinn, Senior Vice President and Deputy General Counsel of The Allstate Corporation, and by Willkie Farr & Gallagher LLP, New York, New York. Certain legal matters will be passed upon for the underwriters by Mayer Brown LLP, Chicago, Illinois. Willkie Farr & Gallagher LLP has from time to time represented, and continues to represent, certain of the underwriters on other legal matters. Ms. McGinn is a full-time employee of Allstate Insurance Company and an officer of The Allstate Corporation and owns 171,806 shares of its common stock as of April 30, 2013, of which 148,318 were subject to options.

EXPERTS

        The consolidated financial statements and the related financial statement schedules, incorporated in this Prospectus Supplement by reference to The Allstate Corporation's Annual Report on Form 10-K for the fiscal year ended December 31, 2012, and the effectiveness of The Allstate Corporation's internal control over financial reporting have been audited by Deloitte & Touche LLP, an independent registered public accounting firm, as stated in their reports which are incorporated herein by reference. Such consolidated financial statements and financial statement schedules have been so incorporated in reliance upon the reports of such firm given upon their authority as experts in accounting and auditing.

        With respect to the unaudited interim financial information which is incorporated herein by reference, Deloitte & Touche LLP, an independent registered public accounting firm, have applied limited procedures in accordance with the standards of the Public Company Accounting Oversight Board (United States) for a review of such information. However, as stated in their report included in the quarterly report on Form 10-Q of The Allstate Corporation and incorporated by reference herein, they did not audit and they do not express an opinion on that interim financial information. Accordingly, the degree of reliance on their reports on such information should be restricted in light of the limited nature of the review procedures applied. Deloitte & Touche LLP are not subject to the liability provisions of Section 11 of the Securities Act of 1933 for their reports on the unaudited interim financial information because those reports are not "reports" or a "part" of the Registration Statement prepared or certified by an accountant within the meaning of Sections 7 and 11 of the Securities Act of 1933, as amended.

PROSPECTUS

THE ALLSTATE CORPORATION

Debt Securities
Common Stock
Preferred Stock
Depositary Shares
Warrants
Stock Purchase Contracts
Stock Purchase Units

ALLSTATE FINANCING VII	ALLSTATE FINANCING IX
ALLSTATE FINANCING VIII	ALLSTATE FINANCING X
Trust Preferred Securities Fully and Unconditionally Guaranteed as described in this Prospectus and the accompanying prospectus supplement by The Allstate Corporation

        By this prospectus, we, in conjunction with our trusts, may offer from time to time any combination of the securities described in this prospectus.

        We will provide the specific terms of these securities in supplements to this prospectus. We can only use this prospectus to offer and sell any specific security by also including a prospectus supplement for that security. You should read this prospectus and the prospectus supplements carefully before you invest.

        Unless stated otherwise in this prospectus or the applicable prospectus supplement, these securities will not be listed on any securities exchange.

        Investing in our securities or the securities of our trusts involves risks. See "Risk Factors" on page 3 of this prospectus.

        Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the accuracy or adequacy of this prospectus. Any representation to the contrary is a criminal offense.

The date of this prospectus is April 30, 2012

i

 ABOUT THIS PROSPECTUS

        This prospectus is part of a registration statement that we and Allstate Financing VII, Allstate Financing VIII, Allstate Financing IX and Allstate Financing X, which we refer to as the trusts, have filed with the Securities and Exchange Commission using a "shelf" registration process. Under this shelf process, we and the trusts may sell the securities described in the prospectus from time to time. This prospectus provides you with a general description of the securities we and the trusts may offer. We and the trusts may also add, update or change information contained in this prospectus through one or more supplements to this prospectus. You should read both this prospectus and any prospectus supplement together with additional information described under the heading "Where You Can Find More Information."

        No person has been authorized to give any information or to make any representations, other than those contained or incorporated by reference in this prospectus and, if given or made, such information or representation must not be relied upon as having been authorized by The Allstate Corporation or the trusts, or any underwriter, agent, dealer or remarketing firm. Neither the delivery of this prospectus nor any sale made hereunder shall under any circumstances create any implication that there has been no change in the affairs of The Allstate Corporation since the date hereof or that the information contained or incorporated by reference herein is correct as of any time subsequent to the date of such information. This prospectus does not constitute an offer to sell or a solicitation of an offer to buy any securities by anyone in any jurisdiction in which such offer or solicitation is not authorized or in which the person making such offer or solicitation is not qualified to do so or to any person to whom it is unlawful to make such offer or solicitation.

        References to "Allstate," "we," "us" and "our" in this prospectus are references to The Allstate Corporation, and not to any of our subsidiaries, unless we state otherwise or the context otherwise requires.

ii

 THE ALLSTATE CORPORATION

        The Allstate Corporation is a holding company that conducts its business principally through its subsidiaries Allstate Insurance Company ("AIC") and Allstate Life Insurance Company and their affiliates (collectively, including The Allstate Corporation, "Allstate"). Allstate is primarily engaged in the personal property and casualty insurance business and the life insurance, retirement and investment products business. Customers can access Allstate products and services such as auto insurance and homeowners insurance through nearly 12,000 exclusive Allstate agencies and financial representatives in the United States and Canada. The Allstate Corporation is the largest publicly held personal lines insurer in the United States and the second largest personal property and casualty insurer in the United States based on 2010 statutory direct premiums earned. In addition, according to A.M. Best, it is the nation's 16th largest issuer of life insurance business on the basis of 2010 ordinary life insurance in force and 21st largest on the basis of 2010 statutory admitted assets.

        Our main business segments include Allstate Protection and Allstate Financial. Allstate Protection principally sells private passenger auto and homeowners insurance through agencies and directly through call centers and the internet. These products are marketed under the Allstate®, Encompass® and Esurance® brand names. Allstate brand auto and homeowners insurance products are sold primarily through Allstate exclusive agencies. Encompass brand auto and homeowners insurance products are sold through independent agencies. Esurance brand auto insurance products are sold directly to consumers online, through call centers and through select agents, including Answer Financial. Allstate Financial provides life insurance, retirement and investment products and voluntary accident and health insurance products. Allstate Financial distributes its products to individuals through multiple distribution channels, including Allstate exclusive agencies and exclusive financial specialists, independent agents, specialized structured settlement brokers and directly through call centers and the internet. Allstate Financial's institutional products, which were most recently offered in 2008, consist of funding agreements sold to unaffiliated trusts that use them to back medium-term notes issued to institutional and individual investors.

        The Allstate Corporation was incorporated in Delaware on November 5, 1992. Our executive offices are located at 2775 Sanders Road, Northbrook, Illinois 60062, and at Corporation Trust Center, 1209 Orange Street, Wilmington, Delaware 19801. Our telephone number is (847) 402-5000.

        As a holding company with no significant business operations of our own, we rely on dividends from AIC as the principal source of cash to pay dividends to our stockholders and to meet our obligations, including the payment of principal and any interest on any notes and our other debt obligations. AIC is regulated as an insurance company in Illinois. The payment of dividends by AIC is limited by Illinois insurance law to formula amounts based on statutory net income and statutory surplus, as well as the timing and amount of dividends paid in the preceding twelve months.

        The laws of other jurisdictions that generally govern our insurance subsidiaries contain similar limitations on the payment of dividends; however, in some jurisdictions the laws may be somewhat more restrictive.

THE TRUSTS

        The four trusts, Allstate Financing VII, VIII, IX and X, are Delaware statutory trusts formed to raise capital for us by issuing common securities to us and preferred securities issued under this prospectus and a prospectus supplement, and investing the proceeds in subordinated debt securities issued by us.

        We will directly or indirectly own all of the common securities of each of our trust subsidiaries. The common securities will rank equally with, and each trust will make payments on the common securities in proportion to, the trust preferred securities, except that if an event of default occurs under the trust agreement of one of the trusts, our rights, as holder of the common securities, to payments will be subordinated to your rights as holder of the trust preferred securities.

        Each of our trusts has a term of approximately 55 years, but may terminate earlier as provided in its trust agreement, each trust agreement being governed by Delaware law. As holder of the common securities of the trusts, we are entitled to appoint, remove or replace any of, or increase or decrease the number of, the trustees of each of our trusts. Each of our trusts' business and affairs will be conducted by the trustees we appoint. The trustees' duties and obligations are governed by the trusts' trust agreements and applicable law. Prior to the issuance of any trust preferred securities, we will ensure that a majority of the trustees of the applicable trust are persons who are our employees or officers or affiliates and that one trustee of each trust is a financial institution that will not be an affiliate of ours and that will act as property trustee, guarantee trustee and indenture trustee for purposes of the Trust Indenture Act of 1939, as amended (the "Trust Indenture Act"). In addition, unless the property trustee maintains a principal place of business in the State of Delaware and meets the other requirements of applicable law, one other trustee of each of our trusts will have its principal place of business or reside in the State of Delaware.

        We will pay all of our trusts' fees and expenses, including those relating to any offering of trust preferred securities. In addition, we will guarantee payments on the trust preferred securities to the extent our trusts can themselves make payments on the trust preferred securities.

        The name and office of the Delaware trustee for each trust in the State of Delaware is U.S. Bank Trust National Association, 300 Delaware Avenue, 9th Floor, Wilmington, Delaware 19801. The principal place of business of each trust is 2775 Sanders Road, Northbrook, Illinois 60062. The telephone number of each trust in Northbrook, Illinois is (847) 402-5000.

RATIO OF EARNINGS TO FIXED CHARGES AND RATIO OF EARNINGS
TO FIXED CHARGES AND PREFERRED STOCK DIVIDENDS

        The following table shows the ratio of earnings to fixed charges and the ratio of earnings to fixed charges and preferred stock dividends for Allstate and its subsidiaries for the periods indicated:

	For the year ended December 31,
	2011	2010	2009	2008	2007
Ratio of earnings to fixed charges(1)(2)(3)	1.5X	1.5X	1.5X	—X	3.2X

(1)
We have authority to issue up to 25,000,000 shares of preferred stock, par value $1.00 per share; however, there are currently no shares of preferred stock outstanding and we do not have a preferred stock dividend obligation. Therefore, the ratio of earnings to fixed charges and preferred stock dividends is equal to the ratio of earnings to fixed charges and is not disclosed separately.

(2)
For purposes of this computation, earnings consist of income from continuing operations before income tax expense and dividends on preferred securities. Fixed charges consist of interest expense, including interest credited to contractholder funds, amortization of financing costs, that portion of rental expense that is representative of the interest factor and dividends on redeemable preferred securities.

(3)
Earnings for the year ended December 31, 2008 were insufficient to cover fixed charges by $3.03 billion.

 RISK FACTORS

        Investing in our securities or the securities of our trusts involves risks. You should carefully consider the risks described in our filings with the Securities and Exchange Commission referred to below in "Where You Can Find More Information" as well as those included in any prospectus supplement hereto. For example, our Annual Report on Form 10-K for the year ended December 31, 2011 contains a discussion of significant risks under the caption "Risk Factors" which could be relevant to your investment in the securities. Our subsequent filings with the Securities and Exchange Commission may contain amended and updated discussions of significant risks.

USE OF PROCEEDS

        Unless we specify otherwise in the applicable prospectus supplement accompanying this prospectus, we will use the net proceeds from the sale of the securities for general corporate purposes. Each trust will invest all proceeds received from the sale of its trust preferred securities in a particular series of subordinated debt securities to be issued by us.

DESCRIPTION OF DEBT SECURITIES

        The following description of the debt securities and terms of the indentures is a summary. It summarizes only those aspects of the debt securities and those portions of the indentures which we believe will be most important to your decision to invest in our debt securities. You should keep in mind, however, that it is the indentures, and not this summary, which define your rights as a debtholder. There may be other provisions in the indentures which are also important to you. You should read the indentures for a full description of the terms of the debt. The senior indenture and the subordinated indenture are filed as exhibits to the Registration Statement that includes this prospectus. See "Where You Can Find More Information" for information on how to obtain copies of the senior indenture and the subordinated indenture.

        The debt securities may be issued from time to time in one or more series. The particular terms of the debt securities offered by any prospectus supplement and the extent to which the general provisions described below may apply to such debt securities will be outlined in the applicable prospectus supplement.

        We will issue the senior debt securities under a Senior Indenture, entered into between Allstate and U.S. Bank National Association (as successor in interest to State Street Bank and Trust Company), as trustee, dated December 16, 1997, as amended by a third supplemental indenture dated as of July 23, 1999 and as amended by a sixth supplemental indenture dated as of June 12, 2000 and as may be supplemented by one or more additional supplemental indentures. We will issue the subordinated debt securities under a separate Subordinated Indenture, entered into between Allstate and U.S. Bank National Association (as successor in interest to State Street Bank and Trust Company), as trustee, dated November 25, 1996, as amended by a third supplemental indenture dated as of July 23, 1999 and as amended by a fourth supplemental indenture dated as of June 12, 2000 and as may be supplemented by one or more additional supplemental indentures. The Senior Indenture and the Subordinated Indenture are sometimes referred to collectively as the "indentures." The trustees under the Senior Indenture and under the Subordinated Indenture are referred to herein as the "indenture trustees."

        In addition, as described under "Description of Depositary Shares," we may, at our option, offer depositary shares evidenced by depositary receipts, each representing a fractional interest in debt securities and deposited with a depositary. The fractional interest in the debt securities which each depositary share represents will be stated in the prospectus supplement relating to any debt securities offered through depositary shares.

        Numerical references in parentheses below are to sections in the applicable indenture. Wherever we refer to particular sections or defined terms of an indenture, those sections or defined terms are incorporated by reference in this description as part of the statement made, and the statement is qualified in its entirety by such reference.

General

        The indentures provide that we may issue debt securities in separate series from time to time in an unlimited amount. We may specify a maximum aggregate principal amount for the debt securities of any series. (Section 301) The debt securities will have terms and provisions that are not inconsistent with the applicable indenture, including our determination as to maturity, principal and interest. Unless otherwise indicated in a prospectus supplement, the senior debt securities will be our unsecured obligations and will rank on parity with all other unsecured and unsubordinated indebtedness. The subordinated debt securities will be our unsecured obligations, subordinated in right of payment to the prior payment in full of all our senior debt as described in the applicable prospectus supplement.

        Our assets consist primarily of the common stock of AIC and other subsidiaries, and we conduct no substantial business or operations of our own. We derive substantially all of our income from our operating subsidiaries. Accordingly, our cash flows and consequent ability to service our obligations, including our debt securities, are dependent upon the earnings of our subsidiaries, and distributions of those earnings to us, and other payments or distributions of funds by our subsidiaries to us.

        Except to the extent we or our creditors have a priority or equal claim as a creditor directly against our subsidiaries, payments due on the debt securities and any distribution of assets of any of our subsidiaries upon liquidation or reorganization effectively will be subordinated to the debt and preferred stock of the subsidiaries because, as the common stockholder of those subsidiaries, we will be subject to the prior claims of their creditors. Our debt securities effectively will also be subordinated to any of our secured indebtedness to the extent of any such security.

        If subordinated debt securities are issued to a trust in connection with the issuance of trust preferred securities, such subordinated debt securities may thereafter be distributed pro rata to the holders of such trust securities in connection with the dissolution of such trust upon the occurrence of certain events described in the applicable prospectus supplement.

        We will prepare a prospectus supplement for each series of debt securities that we issue. Each prospectus supplement will set forth the applicable terms of the debt securities to which it relates. These terms will include some or all of the following:

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  the title of the debt securities;

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  any limit on the aggregate principal amount of the debt securities or the series of which they are a part;

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  the person to whom any interest on any of the debt securities will be payable, if other than the person in whose name that debt security is registered at the close of business on the record date for such interest payment;

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  the dates on which the principal of any of the debt securities will be payable;

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  the rates at which the debt securities will bear interest, the dates from which any interest will accrue, the interest payment dates on which any interest will be payable and the record date for any such interest payable;

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  the places where the principal, interest and premium on any of such debt securities will be payable;

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  the definition of business day;

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  the periods within which, the prices at which and the terms on which any debt securities may be redeemed at our option and, if other than by a resolution by our Board of Directors, the manner in which any election by us to redeem the debt securities will be evidenced;

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  any obligation we have to redeem or purchase any of the debt securities out of any sinking fund or, at the option of the holder, the periods within which, the prices and terms on which any of such debt securities will be redeemed or purchased;

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  the denominations in which any of the debt securities will be issuable, if other than denominations of $1,000 and any integral multiple thereof;

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  if the amount of principal, interest or premium on any of the debt securities may be determined with reference to an index or by a formula, the manner in which such amounts will be determined;

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  if other than the currency of the United States, the currency, currencies or currency units in which the principal, interest or premium on any of the debt securities will be payable;

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  if the principal, interest or premium on any of the debt securities is to be payable, at our election or the election of the holder, in one or more currencies other than those in which the debt securities are stated to be payable, the currencies in which payment of the principal, interest and premium on the debt securities as to which such election is made will be payable, the periods within which and the terms upon which such election is to be made and the amount so payable;

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  if other than the entire principal amount, the portion of the principal amount of debt securities which will be payable upon trust agreement of acceleration of the maturity thereof;

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  if the principal amount payable at the stated maturity of any of the debt securities is not determinable upon original issuance, the amount which will be deemed to be the principal amount of the debt securities for any other purpose thereunder or under the applicable indenture including the principal amount thereof which will be due and payable upon any maturity other than the stated maturity or which will be deemed to be outstanding as of any date (or, in any such case, any manner in which such principal amount is to be determined);

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  any trustee (other than U.S. Bank National Association), depositary, authenticating or paying agent, transfer agent, registrar or other agent with respect to the debt securities;

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  if applicable, the extent to which the debt securities are defeasible, that is, capable of being made void;

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  whether any of the debt securities will be issuable in the form of global securities;

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  the terms and conditions of any obligation or right we would have or any option you would have to convert or exchange the debt securities into other securities or cash;

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  any addition to or change in the events of default applicable to any of the debt securities and any change in the right of an indenture trustee or the holders to declare the principal amount of any debt securities due and payable;

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  any addition to or change in the covenants described under "Certain Covenants with Respect to Senior Debt Securities" and "Certain Covenants with Respect to Subordinated Debt Securities" applicable to any of such debt securities; and

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  any other terms of the debt securities not inconsistent with the provisions of the applicable indenture but which may modify or delete any provision of the indenture insofar as it applies to such series; provided that no term of any indenture may be modified or deleted if imposed under the Trust Indenture Act and that any modification or deletion of the rights, duties or immunities of the applicable indenture trustee shall have been consented to in writing by the indenture trustee.

(Section 301)

        Debt securities, including original issue discount securities, may be sold at a substantial discount below their principal amount. Special United States federal income tax considerations applicable to debt securities sold at an original issue discount or which are denominated in a currency or currency unit other than United States dollars will be described in the applicable prospectus supplement.

Form, Exchange And Transfer

        The debt securities of a series shall be issued as registered securities, unless a supplemental indenture, as described in the applicable prospectus supplement, provides that debt securities of a series may be issued as bearer securities (with or without coupons attached) or as both registered securities and bearer securities. Debt securities may be issuable in the form of global debt securities, as described below under "Global Securities."

        Registered securities of any series will be exchangeable for other registered securities of the same series of any authorized denominations and of a like aggregate principal amount and tenor. If the supplemental indenture permits debt securities of any series to be issuable as both registered securities and as bearer securities, then at the option of the holder and subject to the terms of the applicable indenture, bearer securities of such series will be exchangeable for registered securities of the same series of any authorized denominations and of a like aggregate principal amount and tenor. Unless otherwise indicated in the applicable prospectus supplement, any bearer security surrendered in exchange for a registered security between a record date or a special record date for defaulted interest and the relevant date for payment of interest will be surrendered without the coupon relating to such date for payment of interest and interest represented by that coupon will not be payable in respect of the registered security issued in exchange for such bearer security, but will be payable only to the holder of such coupon when due in accordance with the terms of the applicable indenture. Bearer securities will not be issued in exchange for registered securities.

        No service charge will be made for any registration of transfer or exchange of debt securities, but we may require payment of a sum sufficient to cover any tax or other governmental charge payable in connection therewith. Such transfer or exchange will be effected upon the security registrar or such transfer agent, as the case may be, being satisfied with the documents of title and identity of the person making the request. We have appointed the applicable indenture trustee as security registrar. Any transfer agent (in addition to the security registrar) initially designated by us for any debt securities will be named in the applicable prospectus supplement. (Section 305)

        At any time, we may designate additional transfer agents or rescind the designation of any transfer agent or approve a change in the office through which any transfer agent acts, except that we will be required to maintain a transfer agent in each place of payment for the debt securities of each series. (Section 1002)

        In the event that we redeem in part debt securities of any series, we will not be required to:

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  issue, register the transfer of or exchange any debt security of that series, or of that series and specified terms, as the case may be, during a period beginning at the opening of business 15 business days before the day of mailing of a notice of redemption of any such debt security selected for redemption and ending at the close of business on the day of such mailing; or

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  register the transfer of or exchange any debt security so selected for redemption, in whole or in part, except the unredeemed portion of any such debt security being redeemed in part.

(Section 305)

Global Securities

        The debt securities of any series may be represented by global securities which will have an aggregate principal amount equal to that of the debt securities they represent. We will deposit the debt securities with, or on behalf of, a depositary identified in the prospectus supplement relating to such series. Each global security will bear a legend regarding the restrictions on exchanges and registration of transfer as may be provided by the indentures. The depositary shall at all times be a clearing agency registered under the Securities Exchange Act of 1934, as amended (the "Exchange Act"). (Section 101)

        No global security may be exchanged for debt securities registered, and no transfer of a global security may be registered, in the name of any person other than the depositary for such global security unless:

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  the depositary has notified us that it is unwilling or unable to continue as depositary for such global security or has ceased to be qualified to act as such as required by the applicable indenture;

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  there shall have occurred and be continuing an event of default with respect to the debt securities represented by such global security; or

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  there shall exist such circumstances as may be described in the applicable prospectus supplement.

        All debt securities issued in exchange for a global security or any portion thereof will be registered in such names as the depositary may direct. (Section 305) The laws of some jurisdictions require that certain purchasers of debt securities take physical delivery of such debt securities in definitive form. Such laws may impair the ability to transfer beneficial interests in a global security.

        As long as the depositary, or its nominee, is the registered holder of a global security, the depositary or such nominee, will be considered the sole owner and holder of such global security and the debt securities represented by it. Except in the limited circumstances referred to above, owners of beneficial interests in a global security will not be entitled to have such global security or any debt securities represented thereby registered in their names, will not receive or be entitled to receive physical delivery of certificated debt securities in exchange therefor and will not be considered to be the owners or holders of such global security or any debt securities represented thereby for any purpose under the debt securities or the applicable indenture. All payments of principal, interest and premium on a global security will be made to the depositary or its nominee, as its holder.

        Ownership of beneficial interests in a global security will be limited to participants or to persons that may hold beneficial interests through institutions that have accounts with the depositary or its nominee. Ownership of beneficial interests in a global security will be shown only on, and the transfer of those ownership interests will be effected only through, records maintained by the depositary or any such participant. Payments, transfers, exchanges and other matters relating to beneficial interests in a global security may be subject to various policies and procedures adopted by the depositary from time to time. Neither Allstate, any indenture trustee or any agent of Allstate or of any indenture trustee will have any responsibility or liability for any aspect of the depositary or any participant's records relating to, or for payments made on account of, beneficial interests in a global security, or for maintaining, supervising or reviewing any of the depositary's records or any participant's records relating to such beneficial ownership interests.

Payment And Paying Agents

        Unless otherwise indicated in the applicable prospectus supplement, payment of interest on a debt security on any interest payment date will be made to the person in whose name such debt security is registered at the close of business on the record date for such interest, except in the case of defaulted interest. (Section 307)

        Unless otherwise indicated in the applicable prospectus supplement, principal, interest and premium on the debt securities of a particular series will be payable at the office of such paying agent or paying agents as we may designate for such purpose from time to time. Notwithstanding, at our option, payment of any interest may be made by check mailed to the address of the person entitled thereto as such address appears in the security register.

        Unless otherwise indicated in the applicable prospectus supplement, a paying agent designated by us and located in the Borough of Manhattan, The City of New York will act as paying agent for payments with respect to debt securities of each series. All paying agents initially designated by us for the debt securities of a particular series will be named in the applicable prospectus supplement. We may at any time designate additional paying agents or rescind the designation of any paying agent or approve a change in the office through which any paying agent acts, except that we will be required to maintain a paying agent in each place of payment for the debt securities of a particular series. (Section 1002)

        All moneys paid by us to a paying agent for the payment of the principal, interest or premium on any debt security which remain unclaimed at the end of two years after such principal, premium or interest has become due and payable will be repaid to us upon request, and the holder of such debt security thereafter may look only to us for payment thereof. (Section 1003)

Conversion or Exchange

        We may convert or exchange the debt securities into our common stock or other securities. If so, we will describe the specific terms on which the debt securities may be converted or exchanged in the applicable prospectus supplement. The conversion or exchange may be mandatory, at your option, or at our option. The applicable prospectus supplement will describe the manner in which the shares of our common stock or other securities you would receive would be converted or exchanged.

Subordination of Subordinated Debt Securities

        Unless otherwise indicated in the prospectus supplement, the following provisions will apply to the subordinated debt securities.

        To the extent set forth in the Subordinated Indenture, the subordinated debt securities will be subordinate in right of payment to the prior payment in full of all senior indebtedness. (Section 1401 of the Subordinated Indenture) In the event of an insolvency, the holders of senior indebtedness shall be entitled to receive payment in full of all amounts due or to become due in respect of all senior indebtedness (or provisions shall be made for such payment in cash) before the holders of subordinated debt securities are entitled to receive any distribution on account of principal, interest or premium on subordinated debt securities. Consequently, the holders of senior indebtedness shall be entitled to receive all distributions of any kind which may be deliverable in respect of the subordinated debt securities in any insolvency, including any distribution which may be deliverable by reason of the payment of any of our other indebtedness being subordinated to the payment of subordinated debt securities. The holders of senior indebtedness shall apply such distributions to the payment of the senior indebtedness.

        "Insolvency" means any of the following events:

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  any insolvency or bankruptcy case or proceeding, or any receivership, liquidation, reorganization or other similar case or proceeding, relative to us or to our creditors, or to our assets; or

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  any liquidation, dissolution or other winding-up of Allstate, whether or not involving insolvency or bankruptcy; or

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  any assignment for the benefit of creditors or any other marshaling of our assets and liabilities. (Section 1403 of the Subordinated Indenture)

        By reason of such subordination, in the event of liquidation or insolvency, our creditors may recover less, ratably, than holders of senior debt securities and may recover more, ratably, than the holders of the subordinated debt securities.

        In the event of the acceleration of the maturity of any subordinated debt securities, the holders of all senior debt securities outstanding at the time of such acceleration will first be entitled to receive payment in full of all amounts due on the senior debt securities before the holders of the subordinated debt securities will be entitled to receive any payment of principal, interest or premium on the subordinated debt securities. (Section 1404 of the Subordinated Indenture)

        No payment of principal, interest or premium on the subordinated debt securities is permitted if any of our senior indebtedness is not paid when due and any applicable grace period with respect to such default has ended and such default has not been cured or waived or ceased to exist, or if the maturity of any of our senior indebtedness has been accelerated because of a default. (Section 1402 of the Subordinated Indenture)

        The Subordinated Indenture does not limit or prohibit the issuance of additional senior debt securities, which may include indebtedness that is senior to the subordinated debt securities, but subordinate to our other obligations.

        The term "Senior Indebtedness" means, with respect to Allstate:

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  the principal, interest and premium in respect of our indebtedness for borrowed money and indebtedness evidenced by securities, debentures, bonds or other similar instruments issued by us;

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  all of our capital lease obligations;

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  all of our obligations issued or assumed as the deferred purchase price of property, all of our conditional sale obligations and all of our obligations under any title retention agreement (but excluding trade accounts payable arising in the ordinary course of business);

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  all of our obligations for the reimbursement on any letter of credit, banker's acceptance, security purchase facility or similar credit transaction;

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  all obligations of the types referred to above of other persons for the payment of which we are responsible or liable as obligor, guarantor or otherwise; and

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  all obligations of the types referred to above of other persons secured by any lien on any of our property or assets whether or not such obligation is assumed by us, except for:

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  any such indebtedness that is by its terms subordinated to or ranks equal with the subordinated debt securities; and

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  any indebtedness between or among us or our affiliates (including all other debt securities and guarantees in respect of those debt securities) issued to any of our wholly owned trust subsidiaries or any trust, partnership or other entity affiliated with us that is our financing vehicle in connection with the issuance by such financing entity of preferred securities unless otherwise expressly provided in the terms of such debt securities.

Such senior indebtedness shall continue to be senior indebtedness and be entitled to the benefits of the subordination provisions irrespective of any amendment, modification or waiver of any term of such senior indebtedness. (Sections 101 and 1408 of the Subordinated Indenture)

        The prospectus supplement may further describe the provisions applicable to the subordination of the subordinated debt securities of a particular series.

Certain Covenants With Respect To Senior Debt Securities

        Limitation on Liens of Stock of AIC.    The Senior Indenture prohibits us and our subsidiaries from directly or indirectly creating, assuming, incurring or permitting to exist any indebtedness secured by any lien on the capital stock of AIC unless the senior debt securities shall be secured equally and ratably with such indebtedness for at least the time period such indebtedness is so secured. (Section 1008 of the Senior Indenture)

        "Indebtedness" is defined in the Senior Indenture as the principal, premium and interest due on indebtedness of a person, whether outstanding on the date of such indenture or thereafter created, incurred or assumed, which is indebtedness for borrowed money, and any amendments, renewals, extensions, modifications and refundings of any such indebtedness. For purposes of this definition, "indebtedness for borrowed money" means:

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  any obligation of, or any obligation guaranteed by, such person for the repayment of borrowed money, whether or not evidenced by bonds, debentures, notes or other written instruments;

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  any obligation of, or any such obligation guaranteed by, such person evidenced by bonds, debentures, notes or similar written instruments, including obligations assumed or incurred in connection with the acquisition of property, assets or businesses, provided, however, that the deferred purchase price of any property, assets or business shall not be considered indebtedness if the purchase price thereof is payable in full within 90 days from the date on which such indebtedness was created; and

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  any obligations of such person as lessee under leases required to be capitalized on the balance sheet of the lessee under generally accepted accounting principles and leases of property or assets made as part of any sale and lease-back transaction to which such person is a party.

        For purposes of this covenant only, indebtedness also includes any obligation of, or any obligation guaranteed by, any person for the payment of amounts due under a swap agreement or similar instrument or agreement, or under a foreign currency hedge exchange or similar instrument or agreement. (Sections 101 and 1008 of the Senior Indenture)

        Limitations on Disposition of Stock of AIC.    Subject to limited exceptions, the Senior Indenture provides that as long as any senior debt securities are outstanding, we will not issue, sell, transfer or otherwise dispose of any shares of, securities convertible into, or warrants, rights or options to subscribe for or purchase shares of, capital stock of AIC, other than preferred stock having no voting rights of any kind, and that we will not permit AIC to issue any shares of, or securities convertible into, or warrants, rights or options to subscribe for or purchase shares of, capital stock of AIC, other than preferred stock having no voting rights of any kind if, after giving effect to any such transaction and the issuances of the maximum number of shares issuable upon the conversion or exercise of all such convertible securities, warrants, rights or options, we would own, directly or indirectly, less than 80% of the shares of AIC, other than preferred stock having no voting rights of any kind. The Senior Indenture also requires that any such issuance, sale, transfer or other disposition by AIC must be made for at least a fair market value consideration, as determined by our Board of Directors in good faith, and that the foregoing shall not prohibit any such issuance or disposition of securities if required by any law or any regulation or order of any governmental or insurance regulatory authority

        Notwithstanding the foregoing, we may merge or consolidate AIC into or with another direct wholly owned subsidiary and we may, subject to the provisions set forth in "Consolidation, Merger and Sale of Assets" below, sell, transfer or otherwise dispose of the entire capital stock of AIC at one time for at least a fair market value consideration as determined by our Board of Directors in good faith. (Section 1009 of the Senior Indenture)

Certain Covenants with Respect to Subordinated Debt Securities

        If subordinated debt securities are issued to a trust in connection with the issuance of trust securities and there has occurred an event of default under the applicable trust agreement, we are in default with respect to our payment of any obligations under the related preferred securities guarantee or common securities guarantee or we have given notice of our election to defer payments of interest on subordinated debt securities by extending the interest payment period as provided in the Subordinated Indenture, then we shall not:

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  declare or pay any dividend on, make any distributions with respect to, or redeem, purchase or make a liquidation payment with respect to any of our capital stock;

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  make any guarantee payments with respect to our capital stock; or

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  make any payment of principal, interest, or premium on or repay, repurchase or redeem any debt securities (including guarantees) that rank equal with or junior to such subordinated debt securities.

        However, in such circumstances, we may:

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  declare and pay dividends on, or make distributions with respect to, our capital stock payable in our common stock;

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  redeem or repurchase any rights, declare a dividend of any rights or issue any security under any rights plan then in effect;

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  purchase or acquire shares of our common stock in order to satisfy our obligations under any employee benefit plan;

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  carry out any reclassification of our capital stock or the exchange or conversion of one class or series of our capital stock for another class or series of our capital stock; and

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  purchase fractional interests in shares of our capital stock pursuant to the conversion or exchange provisions of such capital stock or the security being converted or exchanged.

(Section 1008 of the Subordinated Indenture)

        If subordinated debt securities are issued to a trust in connection with the issuance of trust securities, for so long as such securities remain outstanding, we covenant to:

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  directly or indirectly maintain 100% ownership of the common securities of such trust; provided, however, that any permitted successor under the applicable indenture may succeed to our ownership of such common securities;

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  use our reasonable efforts to cause such trust to remain a statutory business trust, except in connection with the distribution of subordinated debt securities to the holders of trust preferred securities in liquidation of such trust, the redemption of all of the trust securities of such trust, or certain mergers, consolidations or amalgamations, each as permitted by the trust agreement of such trust, and to continue to be classified as a grantor trust for United States federal income tax purposes; and

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  use our reasonable efforts to cause each holder of trust preferred securities to be treated as owning an undivided beneficial interest in the subordinated debt securities.

(Section 1009 of the Subordinated Indenture)

Consolidation, Merger and Sale of Assets

        Without the consent of the holders of any of the outstanding debt securities under the indentures, we may consolidate with or merge into, or convey, transfer or lease our properties and assets to any person and may permit any person to consolidate with or merge into us. However, in such event, any successor person must be a corporation, partnership, or trust organized and validly existing under the laws of any domestic jurisdiction and must assume our obligations on the debt securities and under the applicable indenture. We agree that after giving effect to the transaction, no event of default, and no event which, after notice or lapse of time or both, would become an event of default shall have occurred and be continuing and that certain other conditions are met; provided such provisions will not be applicable to the direct or indirect transfer of the stock, assets or liabilities of any of our subsidiaries to another of our direct or indirect subsidiaries. (Section 801)

        Except as provided in this prospectus or as may otherwise be provided in the accompanying prospectus supplement, there are no "event risks" or similar provisions of the indentures or the debt securities that are intended to afford protection to holders in the event of a merger or other significant corporate event involving us or our subsidiaries.

Outstanding Debt Securities

        "Outstanding," when used with respect to debt securities, means, as of the date of determination, all debt securities authenticated and delivered under the applicable indenture, except:

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  debt securities canceled by the indenture trustee or delivered to the indenture trustee for cancellation;

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  debt securities for whose payment or redemption money in the necessary amount has been deposited with the indenture trustee or any paying agent (other than us) in trust or set aside and segregated in trust by us (if we shall act as its own paying agent) for the holders of such debt securities and, if such debt securities are to be redeemed, notice of such redemption has been given according to the applicable indenture or provisions satisfactory to the indenture trustee have been made;

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  debt securities as to which defeasance has been effected pursuant to Section 1302 of the applicable indenture; and

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  debt securities which have been paid pursuant to the applicable indenture or in exchange for or in lieu of which other debt securities have been authenticated and delivered pursuant to the applicable indenture, other than any debt securities in respect of which there shall have been presented to the indenture trustee proof satisfactory to it that such debt securities are held by a bona fide purchaser in whose hands such debt securities are our valid obligations.

        Each indenture provides that in determining whether the holders of the requisite principal amount of the outstanding debt securities have given, made or taken any request, demand, authorization, direction, notice, consent, waiver or other action under the applicable indenture:

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  the principal amount of an original issue discount security that shall be deemed to be outstanding shall be the amount of the principal that would be due and payable as of the date of such determination upon acceleration of the maturity to such date;

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  the principal amount of a debt security denominated in one or more foreign currencies which shall be deemed to be outstanding shall be the U.S. dollar equivalent, determined as of the date of original issuance of such debt security in the manner provided by the applicable indenture, of the principal amount of such debt security (or, in the case of an original issue discount security, of the amount determined as provided above);

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  if the principal amount payable at the stated maturity of any debt security is not determinable upon original issuance, the principal amount of such debt security that is deemed to be outstanding shall be the amount as specified by the applicable indenture; and

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  debt securities beneficially owned by us or any other obligor upon the debt securities or any of our affiliates or such other obligor shall be disregarded and deemed not to be outstanding, except that, in determining whether the applicable indenture trustee shall be protected in relying upon any such request, demand, authorization, direction, notice, consent or waiver, only debt securities which a responsible officer of the indenture trustee knows to be so owned shall be so disregarded.

        Debt securities so owned which have been pledged in good faith may be regarded as outstanding if the pledgee establishes to the satisfaction of the applicable indenture trustee the pledgee's right to act with respect to the debt securities and that the pledgee is not us or any other obligor upon the debt securities or any of our affiliates or of such other obligor. (Section 101)

Events of Default

        The following are events of default under the applicable indenture with respect to debt securities of any series:

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  we fail to pay the principal or premium on any debt security of that series when due;

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  we fail to pay any interest on any debt securities of that series when due, continued for 30 days;

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  we fail to deposit any sinking fund payment, when due, in respect of any debt security of that series;

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  we fail to perform any other covenant of ours in the applicable indenture, other than a covenant included in the applicable indenture solely for the benefit of a series other than that series, continued for 60 days after written notice has been given by the indenture trustee or by the holders of at least 25% in principal amount of the outstanding debt securities of that series, as provided in the applicable indenture;

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  in the event subordinated debt securities are issued to a trust in connection with the issuance of trust preferred securities, the dissolution, winding-up or termination of such trust, except in connection with the distribution of subordinated debt securities to the holders of trust preferred securities in liquidation of such trust, the redemption of all of the trust preferred securities of such trust, or certain mergers, consolidations or amalgamations permitted by the trust agreement of such trust; and

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  certain events in bankruptcy, insolvency or reorganization.

(Section 501)

        Each indenture provides that if an event of default with respect to the debt securities of any series at the time outstanding shall occur and be continuing, either the indenture trustee or the holders of at least 25% in aggregate principal amount of the outstanding debt securities of that series may declare the principal amount of the debt securities of that series to be due and payable immediately. However, after such acceleration, but before a judgment or decree based on acceleration, the holders of a majority in aggregate principal amount of the outstanding debt securities of that series may, under certain circumstances, rescind and annul such acceleration if all events of default, other than the nonpayment of accelerated principal, have been cured or waived. (Section 502) For information as to waiver of defaults, see "Modification and Waiver."

        Subject to the provisions of the applicable indenture relating to the duties of the indenture trustee in case an event of default shall occur and be continuing, the indenture trustee will be under no obligation to exercise any of its rights or powers under the applicable indenture at the request or direction of any of the holders, unless such holders shall have offered to the indenture trustee reasonable indemnity. (Section 603) Subject to such provisions for the indemnification of the indenture trustee, the holders of a majority in aggregate principal amount of the outstanding debt securities of any series will have the right to direct the time, method and place of conducting any proceeding for any remedy available to the indenture trustee or exercising any trust or power conferred on the indenture trustee with respect to the debt securities of that series. (Section 512)

        No holder of a debt security of any series will have any right to institute any proceeding with respect to the applicable indenture, or for the appointment of a receiver or a trustee, or for any remedy thereunder, unless:

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  such holder has previously given written notice to the indenture trustee of a continuing event of default with respect to the debt securities of that series;

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  the holders of not less than 25% in principal amount of the outstanding debt securities of that series shall have made proper written request to the indenture trustee to institute proceedings in respect of such event of default in its own name as trustee under the applicable indenture;

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  such holder or holders have offered to the indenture trustee reasonable indemnity against costs, expenses and liabilities to be incurred in compliance with such request;

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  the indenture trustee has failed to institute such proceeding for 60 days after receipt of such notice, request or offer of indemnity; and

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  no direction inconsistent with such written request has been given to the indenture trustee during the 60-day period by the holders of a majority in principal amount of the outstanding debt securities of that series.

(Section 507)

        However, such limitations do not apply to a suit instituted by a holder of a debt security for the enforcement of payment of the principal, interest or premium on such debt security on or after the due dates expressed in the debt security. (Section 508)

        Annually, we are required to furnish to each indenture trustee a statement by certain of our officers as to whether we are in default in the performance or observance of any of the terms of the applicable indenture and, if so, specifying all such known defaults. (Section 1004)

Modification and Waiver

        We and the trustee under each indenture may, without the consent of the holders of the debt securities, amend, waive or supplement the indenture for specified purposes, including to:

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  cure any ambiguity, defect or inconsistency in an indenture, provided that the cure or correction does not adversely affect the holders of such debt securities;

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  secure any debt securities;

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  add covenants or any additional events of default for the protection of the holders of debt securities;

  •
  add provisions to permit or facilitate the issuance of bearer securities (with or without coupons attached);

  •
  establish the forms or terms of debt securities of any series;

  •
  evidence the assumption by a successor corporation of our obligations;

  •
  evidence and provide for the acceptance of appointment by a successor trustee; or

  •
  conform any provision in an indenture to the requirements of the Trust Indenture Act.

(Section 901)

        Each of the indentures provide that we and the applicable indenture trustee may modify and amend the applicable indenture with the consent of the holders of not less than a majority in principal amount of the outstanding debt securities of each series affected by such modification or amendment; provided, however, that no such modification or amendment may, without the consent of the holder of each outstanding debt security affected thereby:

  •
  change the stated maturity of the principal of, or any installment of principal of or interest on, any debt security except to the extent provided in a prospectus supplement;

  •
  reduce the principal amount of or any premium or interest on any debt security;

  •
  reduce the amount of principal of an original issue discount security or any other debt security payable upon acceleration of the maturity;

  •
  change the currency of payment of principal, interest or premium on any debt security;

  •
  impair the right to institute suit for the enforcement of any payment on or with respect to any debt security;

  •
  reduce the percentage in principal amount of outstanding debt securities of any series, the consent of whose holders is required for modification or amendment of the applicable indenture;

  •
  reduce the percentage in principal amount of outstanding debt securities of any series necessary for waiver of compliance with certain provisions of the applicable indenture or for waiver of certain defaults; or

  •
  modify such provisions with respect to modification and waivers.

(Section 902)

        The holders of a majority in principal amount of the outstanding debt securities of any series may waive compliance by us with certain restrictive provisions of the applicable indenture. (Section 1010 of the Senior Indenture and Section 1011 of the Subordinated Indenture) The holders of a majority in principal amount of the outstanding debt securities of any series may waive any past default under the applicable indenture, except a default in the payment of principal, premium or interest and certain covenants and provisions of the applicable indenture which cannot be amended without the consent of the holder of each outstanding debt security of such series affected. (Section 513)

        We will be entitled, except in certain limited circumstances, to set any day as a record date for the purpose of determining the holders of outstanding debt securities of any series entitled to give, make or take any request, demand, authorization, direction, notice, consent, waiver or other action provided or permitted by the applicable indenture. To be effective, any such action for which we have set a record date must be taken by holders of the requisite principal amount of debt securities of the relevant series outstanding on such record date within 180 days after the record date, or within such shorter period as we may specify. (Section 104)

Defeasance and Covenant Defeasance

        We may elect, at our option, to have the provisions of Section 1302, relating to defeasance and discharge of indebtedness, or Section 1303, relating to defeasance of certain covenants in the indentures, apply to the debt securities of any series, or to any specified part of a series. (Section 1301)

        Defeasance And Discharge.    Each indenture provides that we may elect to be discharged from obligations with respect to any particular debt securities. Such discharge will take effect when we deposit in trust for the benefit of the holders of such debt securities money or U.S. government obligations, or both which, through the payment of principal and interest in respect thereof in accordance with their terms will provide money in an amount sufficient to pay the principal, interest and premium on such debt securities in accordance with their terms. However, such discharge shall not apply to our obligations to exchange or register the transfer of debt securities, to replace stolen, lost or mutilated debt securities, to maintain paying agencies and to hold moneys in trust. Such defeasance or discharge may occur only if, among other things, we have delivered to the indenture trustee an opinion of counsel stating that we have received from, or there has been published by, the United States Internal Revenue Service a ruling, or there has been a change in tax law, in either case to the effect that holders of the debt securities will not recognize gain or loss for federal income tax purposes as a result of such deposit, defeasance and discharge and will be subject to federal income tax on the same amount, in the same manner and at the same times as would have been the case if such deposit, defeasance and discharge were not to occur. (Sections 1302 and 1304)

        Defeasance Of Certain Covenants.    Each indenture provides that we may elect to defease certain covenants with respect to any particular debt securities. Such defeasance will take effect when we deposit, in trust for the benefit of the holders of such debt securities, money or U.S. government obligations, or both, which, through the payment of principal and interest in accordance with their terms, will provide money in an amount sufficient to pay the principal, interest and premium on such debt securities in accordance with their terms. Such defeasance may occur only if, among other things, we have delivered to the indenture trustee an opinion of counsel stating that holders of the debt securities will not recognize gain or loss for federal income tax purposes as a result of such deposit and defeasance and will be subject to federal income tax on the same amount, in the same manner and at the same times as would have been the case if such deposit and defeasance were not to occur. In the event we exercise this option with respect to any debt securities and such debt securities are declared due and payable because of the occurrence of any event of default, the amount of money and U.S. government obligations so deposited in trust will be sufficient to pay amounts due on such debt securities at the time of their stated maturities but may not be sufficient to pay amounts due on the debt securities upon any acceleration resulting from such event of default. In such case, we will remain liable for such payments. (Sections 1303 and 1304)

Notices

        Notices to holders of debt securities will be given by mail to the addresses of such holders as they may appear in the security register. (Sections 101 and 106)

Title

        Allstate, the applicable indenture trustee and any agent of Allstate or the indenture trustee may treat the person in whose name a debt security is registered as the absolute owner for the purpose of making payment and for all other purposes. (Section 308)

Governing Law

        The indentures and the debt securities will be governed by, and construed in accordance with, the internal laws of the State of New York. (Section 112)

Regarding the Indenture Trustee

        U.S. Bank National Association, which is the trustee under the indentures described in this prospectus, performs other services for us and our affiliates.

DESCRIPTION OF CAPITAL STOCK

        The following description of our capital stock is a summary. It summarizes only those aspects of our capital stock which we believe will be most important to your decision to invest in our capital stock. You should keep in mind, however, that it is our Amended and Restated Certificate of Incorporation, and our Amended and Restated Bylaws and the Delaware General Corporation Law, and not this summary, which define your rights as a securityholder. There may be other provisions in these documents which are also important to you. You should read these documents for a full description of the terms of our capital stock. Our Amended and Restated Certificate of Incorporation and our Amended and Restated Bylaws are incorporated by reference as exhibits to the Registration Statement that includes this prospectus. See "Where You Can Find More Information" for information on how to obtain copies of these documents.

        Our Amended and Restated Certificate of Incorporation authorizes us to issue 2,000,000,000 shares of common stock, par value of $0.01 per share, and 25,000,000 shares of preferred stock, par value $1.00 per share. As of March 30, 2012, there were 493,024,376 shares of common stock outstanding and we had no preferred stock issued or outstanding.

        The particular terms of the common stock or preferred stock offered by any prospectus supplement and the extent to which the general provisions described below may apply to such common stock or preferred stock will be outlined in the applicable prospectus supplement.

Common Stock

        Outstanding shares of our common stock are listed on the New York Stock Exchange and the Chicago Stock Exchange under the symbol "ALL." All outstanding shares of common stock are, and the shares of common stock issued under this prospectus, will be, fully paid and non-assessable.

        Dividends.    Subject to the prior rights of the holders of shares of preferred stock that may be issued and outstanding, none of which are currently outstanding, the holders of common stock are entitled to receive dividends as and when declared by our Board of Directors. The issuance of dividends will depend upon, among other factors deemed relevant by our Board of Directors, our financial condition, results of operations, cash requirements, future prospects, changes in tax or other applicable laws relating to the treatment of dividends and regulatory restrictions on the payment of dividends that apply under applicable insurance laws. Dividends may be paid in cash, stock or other form. Each such dividend shall be payable to holders of record as they appear on our stock books on such record dates as shall be fixed by the Board of Directors.

        Voting Rights.    Each holder of common stock is entitled to one vote for each share held of record on all matters presented to a vote at a stockholders meeting, including the election of directors. The holders of common stock are not entitled to cumulative voting rights. Directors are elected if they receive the vote of the majority of the votes cast at any meeting for the election of directors at which a quorum is present. A majority of votes cast means the number of shares voted "for" a director exceeds 50% of the votes cast with respect to that director's election. Votes cast shall include votes to withhold authority in each case and exclude abstentions. Except as otherwise provided in our Amended and Restated Certificate of Incorporation or Amended and Restated Bylaws or as required by law, all other matters can be approved by the affirmative vote of a majority of the shares represented at a meeting and entitled to vote on the matter.

        Liquidation Rights.    In the event of any liquidation, dissolution or winding-up of Allstate, the holders of common stock will share equally in the assets remaining after creditors and preferred stockholders are paid.

        Other Rights.    The holders of common stock have no preemptive rights to purchase or subscribe for any additional shares of common stock or other securities and there are no conversion rights or redemption or sinking fund provisions with respect to the common stock.

Preferred Stock

        We are authorized to issue up to 25,000,000 shares of preferred stock, none of which is currently issued and outstanding. Our Board of Directors is authorized to provide for the issuance of the preferred stock in a series, to establish or change the number of shares to be included in each series and to fix the designation, relative rights, preferences and limitations of each series, subject to such limitations as may be prescribed by law. In particular, our Board of Directors is authorized, without limitation, to determine the number of shares, the designation of the series, the dividend rate, voting rights, conversion and exchange rights, redemption provisions, liquidation rights and sinking fund provisions, all without further action by our stockholders. The rights of holders of the preferred stock offered may be adversely affected by the rights of holders of any shares of preferred stock that may be issued in the future. Our Board of Directors may cause shares of preferred stock to be issued in public or private transactions for any proper corporate purpose. Examples of proper corporate purposes include issuances to obtain additional financing in connection with acquisitions or otherwise, and issuances to officers, directors and employees of Allstate and its subsidiaries pursuant to benefit plans or otherwise. Shares of preferred stock issued by us may have the effect of rendering more difficult or discouraging an acquisition of Allstate deemed undesirable by our Board of Directors.

        We will describe the terms, if any, on which shares of any series of preferred stock are convertible or exchangeable into our common stock or other securities in the prospectus supplement relating to the offering. The conversion or exchange may be mandatory, at your option or at our option. The applicable prospectus supplement will state the manner in which the shares of our common stock or other securities that you will receive as a holder of preferred stock would be converted or exchanged.

        The preferred stock will be fully paid and non-assessable. Unless otherwise indicated in an applicable prospectus supplement, holders of preferred stock will not have preemptive or subscription rights to acquire more of our stock. Unless otherwise indicated in an applicable prospectus supplement, the preferred stock will have preference over our common stock with respect to the payment of dividends and the distribution of assets in the event of a liquidation, winding-up or dissolution of Allstate. Unless otherwise indicated in an applicable prospectus supplement, each series of preferred stock will rank on a parity with each other series of preferred stock.

        In addition, as described under "Description of Depositary Shares," we may, at our option, instead of offering whole individual shares of any series of preferred stock, offer depositary shares evidenced by depositary receipts, each representing a fraction of a share or some multiple of shares of the particular series of preferred stock issued and deposited with a depositary. The fraction of a share of preferred stock which each depositary share represents will be stated in the prospectus supplement relating to any series of preferred stock offered through depositary shares.

        Dividends.    Holders of shares of the preferred stock of each series shall be entitled to receive, as and when declared by our Board of Directors, cash or other dividends at such rates and on such dates as will be set forth in the applicable prospectus supplement. Each such dividend shall be payable to holders of record as they appear on our stock books or, if applicable, the records of the depositary referred to below under "Description of Depositary Shares," on such record dates as shall be fixed by the Board of Directors.

        Dividends on any series of the preferred stock may be cumulative or noncumulative, as provided in the applicable prospectus supplement. If our Board of Directors fails to declare a dividend payable on a dividend payment date on any series of the preferred stock for which dividends are noncumulative, then the holders of such series of the preferred stock will have no right to receive a dividend in respect of the dividend period ending on such dividend payment date, and we will have no obligation to pay the dividend accrued for such period, whether or not dividends on such series are declared payable on any future dividend payment date.

        Liquidation Rights.    In the event of any liquidation, dissolution or winding-up of Allstate, the holders of preferred stock will be entitled to receive out of our assets, before any distribution of assets is made to holders of common stock, liquidating distributions in the amount of the liquidation price per share, as set forth in the applicable prospectus supplement, plus all accrued and unpaid dividends. If, upon any liquidation, dissolution or winding-up of Allstate, the amounts payable with respect to the preferred stock and any other shares of our stock ranking as to any such distribution on a parity with the preferred stock are not paid in full, the holders of the preferred stock and of such other shares will share ratably in any such distribution of our assets in proportion to the full respective preferential amounts to which they are entitled. After payment of the full amount of the liquidating distribution the holders of preferred stock will not be entitled to any further participation in any distribution of assets by us. A consolidation or merger of Allstate with or into any other corporation or corporations or a sale of all or substantially all of the assets of Allstate shall not be deemed to be a liquidation, dissolution or winding-up of Allstate.

        Redemption.    The preferred stock will be redeemable at the times and at the redemption prices set forth in the applicable prospectus supplement.

        Unless otherwise indicated in the applicable prospectus supplement, we may not purchase or redeem any of the outstanding shares of any series of preferred stock unless full cumulative dividends, if any, have been paid or declared and set apart for payment upon all outstanding shares of any series of preferred stock for all past dividend periods, and unless all of our matured obligations with respect to all sinking funds, retirement funds or purchase funds for all series of preferred stock then outstanding have been met.

        Voting Rights.    The holders of the preferred stock will have no voting rights, except:

  •
  as otherwise stated in the applicable prospectus supplement;

  •
  as otherwise stated in the certificate of designation establishing such series; and

  •
  as required by applicable law.

Provisions of Our Amended and Restated Certificate of Incorporation and Amended and Restated Bylaws that May Delay or Make More Difficult Unsolicited Acquisitions or Changes of Our Control

        Some provisions of our Amended and Restated Certificate of Incorporation and Amended and Restated Bylaws may delay or make more difficult unsolicited acquisitions or changes of our control. We believe that these provisions will enable us to develop our business in a manner that will foster long-term growth without disruption caused by the threat of a takeover not thought by our Board of Directors to be in the best interests of Allstate and its stockholders.

        Those provisions could have the effect of discouraging third parties from making proposals involving an unsolicited acquisition or change of control of our company, although the proposals, if made, might be considered desirable by a majority of our stockholders. Those provisions may also have the effect of making it more difficult for third parties to cause the replacement of our current management without the concurrence of our Board of Directors.

        These provisions include:

  •
  our Amended and Restated Bylaws establish advance notice procedures with regard to stockholder proposals relating to the nomination of candidates for election as directors or new business to be brought before annual or special stockholders meetings;

  •
  special meetings of the stockholders may be called only by (i) the Secretary upon the written request of stockholders owning not less than 20% of all outstanding common stock, in accordance with the applicable requirements and procedures of the Amended and Restated Bylaws or (ii) the chairman of the Board of Directors; and

  •
  stockholders may not act by written consent. All actions required or permitted to be taken by the stockholders must be taken only at an annual or special meeting of stockholders.

        In addition, we are subject to the provisions of Section 203 of the Delaware General Corporation Law. Generally, Section 203 prohibits a publicly held Delaware corporation from engaging in a "business combination" with an "interested stockholder" during the three years after the date the person became an interested stockholder, unless the business combination is approved in a prescribed manner. A "business combination" includes a merger, asset sale or a transaction resulting in a financial benefit to the interested stockholder. An "interested stockholder" is a person, who together with affiliates and associates, owns (or, in certain cases, within the preceding three years, did own) 15% or more of the corporation's outstanding voting stock. Under Section 203, a business combination between us and an interested stockholder is prohibited unless it satisfies one of the following conditions:

  •
  before the stockholder became an interested stockholder, our Board of Directors approved either the business combination or the transaction which resulted in the stockholder becoming an interested stockholder;

  •
  upon the completion of the transaction that resulted in the stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of the voting stock outstanding at the time the transaction commenced, excluding, for purposes of determining the number of shares outstanding, shares owned by persons who are directors and officers; or

  •
  the business combination is approved by our Board of Directors and authorized at an annual or special meeting of stockholders by at least 66 2/3% of the outstanding voting stock that is not owned by the interested stockholder.

Limitations on Liability

        Our Amended and Restated Certificate of Incorporation limits our directors' liability to the fullest extent permitted by law. Generally, our directors will not be held liable for their actions. However, they will be held liable for:

  •
  a breach of their duty of loyalty to us or our stockholders;

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  acts or omissions not in good faith or in a way which involves intentional misconduct or a knowing violation of law;

  •
  payment of an improper dividend or improper repurchase of our stock; or

  •
  acting or not acting for improper personal benefit.

        Because of these limitations on liability, our stockholders may not sue one of our directors for money unless the stockholder can show the director committed one of the offenses listed above. These provisions do not affect our directors' liability under federal securities laws. Also, our directors still have a duty of care. The limitation of our directors' liability may discourage or deter stockholders or management from suing directors for a breach of their duties, even though such an action, if successful, might otherwise have benefited us or our stockholders. This limitation on our directors' liability should not affect the availability of equitable remedies such as injunctions or rescissions based upon a director's breach of his or her duty of care.

DESCRIPTION OF DEPOSITARY SHARES

        The following description of the depositary shares and the terms of the deposit agreement is a summary. It summarizes only those aspects of the depositary shares and those portions of the deposit agreement that we believe will be most important to your decision to invest in our depositary shares. You should keep in mind, however, that it is the deposit agreement, and not this summary, which defines your rights as a holder of depositary shares. There may be other provisions in the deposit agreement that are also important to you. You should read the deposit agreement for a full description of the terms of the depositary shares. The form of the deposit agreement is filed as an exhibit to the Registration Statement that includes this prospectus. See "Where You Can Find More Information" for information on how to obtain a copy of the deposit agreement.

        The particular terms of the depositary shares offered by any prospectus supplement and the extent to which the general provisions described below may apply to such depositary shares will be outlined in the applicable prospectus supplement.

General

        We may choose to offer fractional interests in debt securities or fractional shares of our common stock or preferred stock. If we decide to do so, we will issue fractional interests in debt securities, or fractional shares of our common stock or preferred stock, as the case may be, in the form of depositary shares. Each depositary share would represent a fractional interest in a security of a particular series of debt securities or a fraction of a share of common stock or of a particular series of preferred stock, as the case may be, and would be evidenced by a depositary receipt.

        We will deposit the debt securities or shares of common stock or preferred stock represented by depositary shares under a deposit agreement between us and a depositary which we will name in the applicable prospectus supplement. Subject to the terms of the deposit agreement, as an owner of a depositary share you will be entitled, in proportion to the applicable fraction of a debt security or share of common stock or preferred stock represented by the depositary share, to all the rights and preferences of the debt security, common stock or preferred stock, as the case may be, represented by the depositary share, including, as the case may be, interest, dividend, voting, conversion, redemption, sinking fund, repayment at maturity, subscription and liquidation rights.

Interest, Dividends and Other Distributions

        The depositary will distribute all payments of interest, cash dividends or other cash distributions received on the debt securities or preferred stock, as the case may be, to you in proportion to the number of depositary shares that you own.

        In the event of a distribution other than in cash, the depositary will distribute property received by it to you in an equitable manner, unless the depositary determines that it is not feasible to make a distribution. In that case, the depositary may sell the property and distribute the net proceeds from the sale to you.

Redemption of Depositary Shares

        If we redeem a debt security, common stock or series of preferred stock represented by depositary shares, the depositary will redeem your depositary shares from the proceeds received by the depositary resulting from the redemption. The redemption price per depositary share will be equal to the applicable fraction of the redemption price per debt security or share of common stock or preferred stock, as the case may be, payable in relation to the redeemed series of debt securities, common stock or preferred stock. Whenever we redeem debt securities or shares of common stock or preferred stock held by the depositary, the depositary will redeem as of the same redemption date the number of depositary shares representing, as the case may be, fractional interests in the debt securities or shares of common stock or preferred stock redeemed. If fewer than all the depositary shares are to be redeemed, the depositary shares to be redeemed will be selected by lot, proportionately or by any other equitable method as the depositary may determine.

Exercise of Rights under the Indentures or Voting the Common Stock or Preferred Stock

        Upon receipt of notice of any meeting at which you are entitled to vote, or of any request for instructions or directions from you as a holder of fractional interests in debt securities, common stock or preferred stock, the depositary will mail to you the information contained in that notice. Each record holder of the depositary shares on the record date will be entitled to instruct the depositary how to give instructions or directions with respect to the debt securities represented by that holder's depositary shares or how to vote the amount of the common stock or preferred stock represented by that holder's depositary shares. The record date for the depositary shares will be the same date as the record date for the debt securities, common stock or preferred stock, as the case may be. The depositary will endeavor, to the extent practicable, to give instructions or directions with respect to the debt securities or to vote the amount of the common stock or preferred stock, as the case may be, represented by the depositary shares in accordance with those instructions. We will agree to take all reasonable action which the depositary may deem necessary to enable the depositary to do so. The depositary will abstain from giving instructions or directions with respect to your fractional interests in the debt securities or voting shares of the common stock or preferred stock, as the case may be, if it does not receive specific instructions from you.

Amendment and Termination of the Deposit Agreement

        We and the depositary may amend the form of depositary receipt evidencing the depositary shares and any provision of the deposit agreement at any time. However, any amendment which materially and adversely alters the rights of the holders of the depositary shares will not be effective unless the amendment has been approved by the holders of at least a majority of the depositary shares then outstanding.

        The deposit agreement will terminate if:

  •
  all outstanding depositary shares have been redeemed;

  •
  if applicable, the debt securities and the preferred stock represented by depository shares have been converted into or exchanged for our common stock; or

  •
  there has been a complete repayment or redemption of the debt securities or a final distribution in respect of the common stock or preferred stock, including in connection with our liquidation, dissolution or winding-up, and the repayment, redemption or distribution proceeds, as the case may be, have been distributed to you.

Resignation and Removal of Depositary

        The depositary may resign at any time by delivering to us notice of its election to do so. We also may, at any time, remove the depositary. Any resignation or removal will take effect upon the appointment of a successor depositary and its acceptance of such appointment. We must appoint the successor depositary within 60 days after delivery of the notice of resignation or removal. The successor depositary must be a bank or trust company having its principal office in the United States and having a combined capital and surplus of at least $50,000,000.

Charges of Depositary

        We will pay all transfer and other taxes and governmental charges arising solely from the existence of the depositary arrangements. We will pay charges of the depositary in connection with the initial deposit of the debt securities, common stock or preferred stock, as the case may be, and issuance of depositary receipts, all withdrawals of depositary shares of debt securities, common stock or preferred stock, as the case may be, by you and any repayment or redemption of the debt securities, common stock or preferred stock, as the case may be. You will pay other transfer and other taxes and governmental charges, as well as the other charges that are expressly provided in the deposit agreement to be for your account.

Miscellaneous

        The depositary will forward all reports and communications from us which are delivered to the depositary and which we are required or otherwise determine to furnish to holders of debt securities, common stock or preferred stock, as the case may be.

        Neither we nor the depositary will be liable under the deposit agreement to you other than for its gross negligence, willful misconduct or bad faith. Neither we nor the depositary will be obligated to prosecute or defend any legal proceedings relating to any depositary shares, debt securities, common stock or preferred stock unless satisfactory indemnity is furnished. We and the depositary may rely upon written advice of counsel or accountants, or upon information provided by persons presenting debt securities or shares of common stock or preferred stock for deposit, you or other persons believed to be competent and on documents which we and the depositary believe to be genuine.

DESCRIPTION OF WARRANTS

        The following description of the warrants and terms of the warrant agreement is a summary. It summarizes only those aspects of the warrants and those portions of the warrant agreement which we believe will be most important to your decision to invest in our warrants. You should keep in mind, however, that it is the warrant agreement and the warrant certificate relating to the warrants, and not this summary, which defines your rights as a warrantholder. There may be other provisions in the warrant agreement and the warrant certificate relating to the warrants which are also important to you. You should read these documents for a full description of the terms of the warrants. Forms of these documents are filed as exhibits to the Registration Statement that includes this prospectus. See "Where You Can Find More Information" for information on how to obtain copies of these documents.

        We may issue warrants for the purchase of our debt securities, preferred stock or common stock or units of two or more of these types of securities. Warrants may be issued independently or together with debt securities, preferred stock or common stock and may be attached to or separate from these securities. Each series of warrants will be issued under a separate warrant agreement that we will describe in the prospectus supplement relating to the warrants that we offer.

Debt Warrants

        We will describe in the applicable prospectus supplement the terms of warrants to purchase debt securities that we may offer, the warrant agreement relating to the debt warrants and the warrant certificates representing the debt warrants. These terms will include the following:

  •
  the title of the debt warrants;

  •
  the aggregate number of the debt warrants;

  •
  the price or prices at which the debt warrants will be issued;

  •
  the designation, aggregate principal amount and terms of the debt securities purchasable upon exercise of the debt warrants and the procedures and conditions relating to the exercise of the debt warrants;

  •
  if applicable, the number of warrants issued with a specified principal amount of debt securities or with other securities, including shares of preferred stock or common stock;

  •
  the date, if any, on and after which such debt warrants and the related debt securities will be separately transferable;

  •
  the principal amount of debt securities purchasable upon exercise of each debt warrant and the price at which such principal amount of debt securities may be purchased;

  •
  the date on which the right to exercise such debt warrants shall commence and the date on which such right shall expire;

  •
  whether the debt securities purchasable upon exercise of such debt warrants are original issue discount debt securities, and discussion of applicable federal income tax considerations; and

  •
  any other material terms of the debt warrants and terms, procedures and limitations relating to the exercise of the debt warrants.

        We will also describe in the applicable prospectus supplement any provisions for a change in the exercise price or the expiration date of the debt warrants and the kind, frequency and timing of any notice to be given. You may exchange debt warrant certificates for new debt warrant certificates of different denominations and may exercise debt warrants at the corporate trust office of the warrant agent or any other office that we indicate in the applicable prospectus supplement.

Other Warrants

        We may issue other warrants. We will describe in the applicable prospectus supplement the following terms of those warrants:

  •
  the title of the warrants;

  •
  the aggregate number of the warrants;

  •
  the number of securities purchasable upon exercise of each warrant, and the price or prices at which the warrants will be issued;

  •
  the securities, which may include preferred stock or common stock, for which the warrants are exercisable;

  •
  the procedures and conditions relating to the exercise of the warrants;

  •
  the designation and terms of any related securities issued with the warrants, and the number of warrants issued with each security;

  •
  the date, if any, on and after which such warrants and the related securities will be separately transferable;

  •
  the date on which the right to exercise such warrants shall commence and the date on which such right shall expire;

  •
  the maximum or minimum number of warrants which may be exercised at any time;

  •
  if applicable, a discussion of material United States federal income tax considerations; and

  •
  any other terms of the warrants, including terms, procedures and limitations relating to the exchange and exercise of such warrants.

        We will also describe in the applicable prospectus supplement any provisions for a change in the exercise price or the expiration date of the warrants and the kind, frequency and timing of any notice to be given. You may exchange warrant certificates for new warrant certificates of different denominations and may exercise warrants at the corporate trust office of the warrant agent or any other office that we indicate in the applicable prospectus supplement.

Exercise of Warrants

        Each warrant will entitle the holder to purchase the principal amount of debt securities or other securities, including shares of preferred stock or common stock, at the exercise price as shall in each case be set forth in, or be determinable as set forth in the prospectus supplement relating to the warrants offered in the applicable prospectus supplement. Warrants may be exercised at any time up to the close of business on the expiration date set forth in the applicable prospectus supplement. After the close of business of the expiration date, unexercised warrants will become void.

        Upon receipt of payment and the warrant certificate properly completed and duly executed at the corporate trust office of the warrant agent or any other office indicated in the applicable prospectus supplement, we will, as soon as practicable, forward the debt securities or other securities, including shares of preferred stock or common stock, to be purchased upon such exercise. If less than all of the warrants represented by a warrant certificate are exercised, a new warrant certificate will be issued for the remaining warrants.

        Prior to the exercise of any warrants to purchase debt securities or other securities, including shares of preferred stock or common stock, holders of the warrants will not have any of the rights of holders of the debt securities or other securities, including shares of preferred stock or common stock purchasable upon exercise, including:

  •
  in the case of warrants for the purchase of debt securities, the right to receive payments of principal of, or any premium or interest on, the debt securities purchasable upon exercise or to enforce covenants in the applicable indenture; or

  •
  in the case of warrants for the purchase of shares of preferred stock or shares of common stock, the right to vote or to receive any payments of dividends on the shares of preferred stock or common stock purchasable upon exercise.

DESCRIPTION OF STOCK PURCHASE CONTRACTS AND STOCK PURCHASE UNITS

        We may issue stock purchase contracts, including contracts obligating you to purchase from us, and us to sell to you, a specified number of shares of common stock, shares of preferred stock or other property at a future date or dates. The consideration per share of common stock or preferred stock and the number of shares of each may be fixed at the time the stock purchase contracts are issued or may be determined by reference to a specific formula set forth in the stock purchase contracts. The stock purchase contracts may be issued separately or as part of units, often known as stock purchase units, consisting of a stock purchase contract and any combination of:

  •
  debt securities;

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  common stock;

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  preferred stock;

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  other stock purchase contracts;

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  preferred securities issued by trusts, all of whose common securities are owned by us or by one of our subsidiaries;

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  depositary shares representing fractional interests in debt securities or shares of common stock or preferred stock; or

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  preferred securities or debt obligations of third parties, including United States Treasury securities,

which may secure your obligations to purchase the common stock, preferred stock or other property under the stock purchase contracts. The stock purchase contracts may require us to make periodic payments to you or vice versa, and these payments may be unsecured or prefunded on some basis. The stock purchase contracts may require you to secure your obligations in a specified manner.

        The applicable prospectus supplement will describe the terms of the stock purchase contracts and stock purchase units, including, if applicable, collateral or depositary arrangements.

DESCRIPTION OF TRUST PREFERRED SECURITIES

        The following description of the trust preferred securities and the form of trust agreement is a summary. It summarizes only those aspects of the trust preferred securities and portions of the form of trust agreement which we believe will be most important to your decision to invest in the trust preferred securities. You should keep in mind, however, that it is the trust agreement, and not this summary, which defines your rights as a holder. There may be other provisions in the trust agreement which are also important to you. You should read the form of trust agreement itself for a full description of the terms of the preferred securities. The form of trust agreement is filed as an exhibit to the Registration Statement. See "Where You Can Find More Information" for information on how to obtain a copy of the trust agreement.

        The trust preferred securities may be issued from time to time in one or more series. The particular terms of the trust preferred securities offered by any prospectus supplement and the extent to which the general provisions described below may apply to such securities will be outlined in the applicable prospectus supplement.

        Each trust may issue, from time to time, only one series of preferred securities. The trust preferred securities will represent preferred undivided beneficial interests in the assets of the related trust. Each of the trusts is a legally separate entity and the assets of one are not available to satisfy the obligations of any of the others. The trust agreement for each trust will be qualified as an indenture under the Trust Indenture Act. The trust preferred securities will have such terms, including distributions, redemption, voting, liquidation and such other preferred, deferred or other special rights or such restrictions as shall be set forth in the trust agreement or made part of the trust agreement by the Trust Indenture Act, and which will mirror the terms of the subordinated debt securities held by the trust and described in the applicable prospectus supplement.

        Reference is made to the prospectus supplement relating to the preferred securities of any trust for specific terms, including:

  •
  the distinctive designation of such trust preferred securities;

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  the number of trust preferred securities issued by such trust;

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  the annual distribution rate for trust preferred securities issued by such trust and the dates upon which distributions are payable; provided, however, that distributions on such trust preferred securities are payable on a quarterly basis to holders of the trust preferred securities as of a record date in each quarter during which such trust preferred securities are outstanding;

  •
  whether distributions on trust preferred securities issued by such trust are cumulative and the dates from which distributions will be cumulative;

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  the amount which shall be paid out of the assets of such trust to the holders of trust preferred securities upon dissolution of the trust;

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  the obligation or the option of such trust to purchase or redeem trust preferred securities and the prices at which, the periods within which, and the terms upon which, trust preferred securities may be purchased or redeemed;

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  any voting rights of trust preferred securities in addition to those required by law, including the number of votes per trust preferred security and any requirement for the approval by the holders of trust preferred securities as a condition to specified action or amendments to the trust agreement of such trust;

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  the terms and conditions upon which the subordinated debt securities purchased by such trust may be distributed to holders of trust preferred securities;

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  whether any of the trust preferred securities will be issuable in the form of global securities;

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  any securities exchange upon which the trust preferred securities shall be listed; and

  •
  any other relevant rights, preferences, privileges, limitations or restrictions of trust preferred securities issued by such trust not inconsistent with its trust agreement or with applicable law.

        We will guarantee all trust preferred securities offered hereby to the extent set forth below under "Description of Preferred Securities Guarantees." Certain United States federal income tax considerations applicable to any offering of trust preferred securities will be described in the applicable prospectus supplement.

        In connection with the issuance of trust preferred securities, each trust will issue one series of common securities having such terms including distributions, redemption, voting and liquidation rights or such restrictions as shall be set forth in its trust agreement. The terms of the common securities will be substantially similar to the terms of the trust preferred securities issued by such trust and the common securities will rank equal with, and payments will be made thereon pro rata, with the trust preferred securities except that, upon an event of default under the trust agreement, the rights of the holders of the common securities to payment in respect of distributions and payments upon liquidation, redemption and otherwise will be subordinated to the rights of the holders of the trust preferred securities. Except in certain limited circumstances, the common securities will carry the right to vote to appoint, remove or replace any of the trustees of a trust. Directly or indirectly, we will own all of the common securities of each trust.

Enforcement Of Certain Rights By Holders Of Preferred Securities

        If an event of default under the trust agreement of a trust occurs and is continuing, then the holders of trust preferred securities of such trust would rely on the enforcement by the property trustee of its rights as a holder of the applicable series of subordinated debt securities against us. In addition, the holders of a majority in liquidation amount of the trust preferred securities of such trust will have the right to direct the time, method and place of conducting any proceeding for any remedy available to the property trustee or to direct the exercise of any trust or power conferred upon the property trustee to exercise the remedies available to it as a holder of the subordinated debt securities. If the property trustee fails to enforce its rights under the trust agreement, a holder of trust preferred securities of such trust may institute a legal proceeding directly against us to enforce the property trustee's rights under the applicable series of subordinated debt securities without first instituting any legal proceeding against the property trustee or any other person or entity.

        Notwithstanding, if an event of default under the applicable trust agreement has occurred and is continuing and such event is attributable to our failure to pay principal or interest on the applicable series of subordinated debt securities on the date such principal or interest is otherwise payable or in the case of redemption, on the redemption date, then a holder of trust preferred securities of such trust may directly institute a proceeding for enforcement of payment to such holder of the principal or interest on the applicable series of subordinated debt securities having a principal amount equal to the aggregate liquidation amount of the trust preferred securities of such holder on or after the respective due date specified in the applicable series of subordinated debt securities. In connection with such direct action, we will be subrogated to the rights of such holder of trust preferred securities under the applicable trust agreement to the extent of any payment made by us to such holder of trust preferred securities in such direct action.

DESCRIPTION OF PREFERRED SECURITIES GUARANTEES

        The following description of the terms of the preferred securities guarantee is a summary. It summarizes only those portions of the preferred securities guarantee which we believe will be most important to your decision to invest in the trust preferred securities. You should keep in mind, however, that it is the preferred securities guarantee, and not this summary, which defines your rights. There may be other provisions in the preferred securities guarantee which are also important to you. You should read the preferred securities guarantee itself for a full description of its terms. The preferred securities guarantee is filed as an exhibit to the Registration Statement that includes this prospectus. See "Where You Can Find More Information" for information on how to obtain a copy of the preferred securities guarantee. When we refer in this summary to trust preferred securities, we mean the trust preferred securities issued by a trust to which the preferred securities guarantee relates.

        At the same time as the issuance by a trust of its preferred securities, we will execute and deliver a preferred securities guarantee for your benefit, as a holder of the trust preferred securities. Each preferred securities guarantee will be qualified as an indenture under the Trust Indenture Act. U.S. Bank National Association will act as the independent preferred guarantee trustee under each preferred securities guarantee for purposes of compliance with the Trust Indenture Act. The terms of each preferred securities guarantee will be those set forth in such preferred securities guarantee. Each preferred securities guarantee will be held by the preferred guarantee trustee for the benefit of the holders of the trust preferred securities of the applicable trust.

General

        Pursuant to each preferred securities guarantee, we will agree to pay in full on a subordinated basis, to the holders of the trust preferred securities issued by a trust, the following guarantee payments, except to the extent paid by such trust, as and when due, regardless of any defense, right of set-off or counterclaim which such trust may have or assert. The following payments with respect to trust preferred securities, to the extent not paid by such trust, will be subject to the preferred securities guarantee:

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  any accrued and unpaid distributions which are required to be paid on such trust preferred securities, to the extent such trust has funds available;

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  the redemption price set forth in the applicable prospectus supplement, which will not be lower than the liquidation amount, and all accrued and unpaid distributions, to the extent such trust has funds available therefor with respect to any trust preferred securities called for redemption by such trust; and

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  upon dissolution, winding-up or termination of such trust other than in connection with the distribution of subordinated debt securities to the holders of trust preferred securities or the redemption of all of the trust preferred securities, the lesser of (1) the aggregate of the liquidation amount and all accrued and unpaid distributions on such trust preferred securities to the date of payment, to the extent such trust has funds available and (2) the amount of assets of such trust remaining available for distribution to holders of such trust preferred securities in liquidation of such trust.

        Our obligation to make a guarantee payment may be satisfied by direct payment of the required amounts by us to the holders of trust preferred securities or by causing the applicable trust to pay such amounts to such holders.

        The preferred securities guarantees will be guarantees on a subordinated basis of the related trust obligations under the preferred securities, but will apply only to the extent that the related trust has funds sufficient to make the payments. The preferred securities guarantees will constitute a guarantee of payment and not of collection. If we do not make interest payments on the corresponding subordinated debt securities held by the trust, we expect that the trust will not pay distributions on the preferred securities and will not have funds legally available for those payments.

        The preferred securities guarantee, when taken together with our obligations under the subordinated debt securities, the Subordinated Indenture and the trust agreement, including our obligations to pay costs, expenses, debts and liabilities of such trust other than with respect to the trust securities, will provide a full and unconditional guarantee on a subordinated basis by us of payments due on the trust preferred securities.

        We have also agreed separately to irrevocably and unconditionally guarantee the obligations of the trusts with respect to the common securities (our common securities guarantee) to the same extent as the preferred securities guarantee, except that upon an event of default under the Subordinated Indenture, holders of trust preferred securities shall have priority over holders of common securities with respect to distributions and payments on liquidation, redemption or otherwise.

Status of the Preferred Securities Guarantees

        Unless otherwise indicated in an applicable prospectus supplement, the preferred securities guarantees will constitute our unsecured obligations and will rank:

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  subordinate and junior in right of payment to all our other liabilities;

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  equal with the most senior preferred or preference stock now or hereafter issued by us and with any guarantee now or hereafter entered into by us in respect of any preferred or preference stock of any of our affiliates; and

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  senior to common stock.

        The terms of the trust preferred securities provide that each holder agrees to the subordination provisions and other terms of the preferred securities guarantee.

        The preferred securities guarantees will constitute a guarantee of payment and not of collection; that is, the guaranteed party may institute a legal proceeding directly against the guarantor to enforce its rights under the guarantee without instituting a legal proceeding against any other person or entity.

Certain Covenants of Allstate

        In each preferred securities guarantee, we will covenant that, so long as any trust preferred securities issued by the applicable trust remain outstanding, if there shall have occurred any event that would constitute an event of default under such preferred securities guarantee or the trust agreement of such trust, then, unless otherwise set forth in an applicable prospectus supplement, we shall not:

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  declare or pay any dividend on, make any distributions with respect to, or redeem, purchase or make a liquidation payment with respect to, any of our capital stock;

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  make any guarantee payments with respect to any of our capital stock; or

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  make any payment of principal, interest, or premium on or repay, repurchase or redeem any debt securities (including guarantees) that rank equal with or junior to such subordinated debt securities.

        However, in such circumstances we may:

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  declare and pay dividends on, or make distributions with respect to, our capital stock payable in our common stock;

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  redeem or repurchase any rights, declare a dividend of any rights, or issue any security under any rights plan then in effect;

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  purchase or acquire shares of common stock in order to satisfy our obligations under any employee benefit plan;

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  carry out any reclassification of our capital stock or the exchange or conversion of one class or series of our capital stock for another class or series of our capital stock; and

  •
  purchase fractional interests in shares of our capital stock pursuant to the conversion or exchange provisions of such capital stock or the security being converted or exchanged.

Modification of the Preferred Securities Guarantees; Assignment

        Each preferred securities guarantee may be amended only with the prior approval of the holders of not less than a majority in liquidation amount of the outstanding trust preferred securities issued by the applicable trust except with respect to any changes which do not adversely affect the rights of holders of trust preferred securities in which case no vote will be required. The manner of obtaining any such approval of holders of such trust preferred securities will be as set forth in the applicable prospectus supplement. All guarantees and agreements contained in a preferred securities guarantee shall bind our successors, assigns, receivers, trustees and representatives and shall inure to the benefit of the holders of the trust preferred securities of the applicable trust then outstanding.

Termination

        Each preferred securities guarantee will terminate as to the trust preferred securities issued by the applicable trust:

  •
  upon full payment of the redemption price of all trust preferred securities of such trust;

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  upon distribution of the subordinated debt securities held by such trust to the holders of the trust preferred securities of such trust; or

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  upon full payment of the amounts payable in accordance with the trust agreement of such trust upon liquidation of such trust.

        Each preferred securities guarantee will continue to be effective or will be reinstated, as the case may be, if at any time any holder of trust preferred securities issued by the applicable trust must restore payment of any sums paid under such trust preferred securities or such preferred securities guarantee.

        The subordination provisions of the subordinated debt securities provide that in the event payment is made on the subordinated debt securities or the preferred securities guarantee in contravention of such provisions, such payments shall be paid over to the holders of senior indebtedness.

Events of Default

        An event of default under a preferred securities guarantee will occur upon our failure to perform any of our obligations thereunder.

        The holders of a majority in liquidation amount of the trust preferred securities relating to such preferred securities guarantee have the right to direct the time, method and place of conducting any proceeding for any remedy available to the preferred guarantee trustee in respect of the guarantee or to direct the exercise of any trust or power conferred upon the preferred guarantee trustee under such trust preferred securities. If the preferred guarantee trustee fails to enforce such preferred securities guarantee, any holder of trust preferred securities relating to such guarantee may institute a legal proceeding directly against us to enforce the preferred guarantee trustee's rights under such guarantee, without first instituting a legal proceeding against the relevant trust, the guarantee or any other person or entity. Notwithstanding, if we fail to make a guarantee payment, a holder of trust preferred securities may directly institute a proceeding against us for enforcement of the preferred securities guarantee for such payment. We waive any right or remedy to require that any action be brought first against such trust or any other person or entity before proceeding directly against us.

Information Concerning the Preferred Guarantee Trustee

        The preferred guarantee trustee, before the occurrence of a default with respect to a preferred securities guarantee, undertakes to perform only such duties as are specifically set forth in such preferred securities guarantee and, after default, shall exercise the same degree of care as a prudent individual would exercise in the conduct of his or her own affairs. The preferred guarantee trustee is under no obligation to exercise any of the powers vested in it by a preferred securities guarantee at the request of any holder of preferred securities, unless offered reasonable indemnity against the costs, expenses and liabilities which might be incurred.

Governing Law

        The preferred securities guarantees will be governed by and construed in accordance with the internal laws of the State of New York.

PLAN OF DISTRIBUTION

        We may sell any series of debt securities, common stock, preferred stock, depository shares, warrants, stock purchase contracts and stock purchase units and the trusts may sell the trust preferred securities being offered directly to one or more purchasers, through agents, to or through underwriters or dealers, or through a combination of any such methods of sale. The distribution of the securities may be effected from time to time in one or more transactions at fixed prices, which may be changed, at market prices prevailing at the time of sale, at prices related to such prevailing market prices or at negotiated prices. The prospectus supplement will set forth the terms of the offering, including the names of any underwriters, dealers or agents, the purchase price of such securities and the proceeds to us and/or a trust from such sale, any underwriting discounts and commissions or agency fees and other items constituting underwriters' or agents' compensation, any initial public offering price and any discounts or concessions allowed or paid to dealers or any securities exchange on which such securities may be listed. Any initial public offering price, discounts or concessions allowed or paid to dealers may be changed from time to time.

        Any discounts, concessions or commissions received by underwriters or agents and any profits on the resale of securities by them may be deemed to be underwriting discounts and commissions under the Securities Act of 1933, as amended (the "Securities Act"). Unless otherwise set forth in the applicable prospectus supplement, the obligations of underwriters to purchase the offered securities will be subject to certain conditions precedent, and such underwriters will be obligated to purchase all such securities, if any are purchased. Unless otherwise indicated in the applicable prospectus supplement, any agent will be acting on a best efforts basis for the period of its appointment.

        We, along with the trusts, may enter into derivative transactions with third parties, or sell securities not covered by this prospectus to third parties in privately negotiated transactions. If the applicable prospectus supplement indicates, in connection with those derivatives, the third parties may sell securities covered by this prospectus and the applicable prospectus supplement, including in short sale transactions. If so, the third party may use securities pledged by us or the trusts, as applicable, or borrowed from us or the trusts, as applicable, or others to settle those sales or to close out any related open borrowings of stock, and may use securities received from us or the trusts, as applicable, in settlement of those derivatives to close out any related open borrowings of stock. The third party in such sale transactions will be an underwriter and, if not identified in this prospectus, will be identified in the applicable prospectus supplement (or a post-effective amendment).

        We, along with the trusts, may also offer and sell securities, if so indicated in the applicable prospectus supplement, in connection with a remarketing upon their purchase, in accordance with a redemption or repayment pursuant to their terms, or otherwise, by one or more firms referred to as remarketing firms, acting as principals for their own accounts or as agents for us or one of the trusts. Any remarketing firm will be identified and the terms of its agreement, if any, with us or one of the trusts, and its compensation will be described in the applicable prospectus supplement. Remarketing firms may be deemed to be underwriters under the Securities Act in connection with the securities they remarket.

        We may authorize underwriters, dealers or other persons acting as agents for us or one of the trusts to solicit offers by certain institutions to purchase securities from us or one of the trusts, pursuant to contracts providing for payment and delivery on a future date. Institutions with which such contracts may be made include commercial and savings banks, insurance companies, pension funds, investment companies, educational and charitable institutions and others, but in all cases such institutions must be approved by us or one of the trusts. The obligations of any purchaser under any such contract will be subject to the conditions that the purchase of the offered securities shall not at the time of delivery be prohibited under the laws of the jurisdiction to which such purchaser is subject. The underwriters and such other agents will not have any responsibility in respect of the validity or performance of such contracts.

        In connection with the offering of securities, we or any trust, may grant to the underwriters an option to purchase additional securities to cover over-allotments at the initial public offering price, with an additional underwriting commission, as may be set forth in the accompanying prospectus supplement. If we or any trust grants any over-allotment option, the terms of such over-allotment option will be set forth in the prospectus supplement for such securities.

        The securities may be a new issue of securities that have no established trading market. Any underwriters to whom securities are sold for public offering and sale may make a market in such securities, but such underwriters will not be obligated to do so and may discontinue any market making at any time without notice. Such securities may or may not be listed on a national securities exchange. No assurance can be given as to the liquidity of or the existence of trading markets for any securities.

        We and the trusts may indemnify agents, underwriters, dealers and remarketing firms against certain liabilities, including liabilities under the Securities Act. Our agents, underwriters, dealers and remarketing firms, or their affiliates, may be customers of, engage in transactions with or perform services for us, in the ordinary course of business.

 WHERE YOU CAN FIND MORE INFORMATION

        We and the trusts have filed a registration statement on Form S-3 with the Securities and Exchange Commission to register the securities covered by this prospectus. This prospectus forms a part of that registration statement and does not contain all of the information in the registration statement or the exhibits to the registration statement.

        We are subject to the informational requirements of the Exchange Act. Accordingly, we file annual, quarterly and current reports, proxy statements and other information with the Securities and Exchange Commission. You may review a copy of those reports, statements or other information at the Securities and Exchange Commission's public reference room, which is located at Room 1580, 100 F Street, N.E., Washington, D.C. 20549. You can also request copies of such documents, upon payment of a duplicating fee, by writing to the SEC's public reference room. Please call the Securities and Exchange Commission at 1-800-SEC-0330 for further information on the public reference room.

        These Securities and Exchange Commission filings are also available to the public from commercial document retrieval services and at the Internet site maintained by the Securities and Exchange Commission at "http://www.sec.gov." Reports, proxy statements and other information concerning us may also be inspected at the offices of the New York Stock Exchange at 20 Broad Street, New York, New York 10005.

        We have not included any separate financial statements for the trusts. They were omitted because the trusts are our wholly owned subsidiaries, with no independent operations and we guarantee the fee obligations relating to the trust securities.

        The Securities and Exchange Commission allows us to "incorporate by reference" information into this prospectus, which means that we can disclose important information to you by referring you to other documents filed separately with the Securities and Exchange Commission. The information incorporated by reference is considered to be part of this prospectus. Any statement made in this prospectus or a document incorporated or deemed to be incorporated by reference in this prospectus will be deemed to be modified or superseded for purposes of this prospectus to the extent that a statement contained in this prospectus or in any other subsequently filed document which is also incorporated or deemed to be incorporated by reference in this prospectus modifies or supersedes such statement. Any statement so modified or superseded will not be deemed, except as so modified or superseded, to constitute a part of this prospectus. This prospectus incorporates by reference the documents set forth below that we have previously filed with the Securities and Exchange Commission (File No. 001-11840). These documents contain important business and financial information about us that is not included in or delivered with this prospectus.

THE ALLSTATE CORPORATION FILINGS

  •
  Annual Report on Form 10-K for the fiscal year ended December 31, 2011, filed February 22, 2012, and the portions of our Proxy Statement, filed April 11, 2012, for our 2012 Annual Meeting of Stockholders incorporated by reference into our Annual Report

  •
  The description of our common stock contained in Item 11 of our registration statement on Form 10/A filed May 14, 2001, as amended and restated in Item 8.01 of our Current Report on Form 8-K, filed on May 18, 2011

        We are also incorporating by reference all other documents subsequently filed by us pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act, prior to the termination of this offering.

        You can request a free copy of any or all of these documents, other than the exhibits to those documents, unless those exhibits are specifically incorporated by reference into these documents, by writing to: Investor Relations Department, The Allstate Corporation, 2775 Sanders Road, Northbrook, Illinois 60062-7127, or calling: (800) 416-8803.

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

        This prospectus and the documents we incorporate by reference contain "forward-looking statements" that anticipate results based on management's estimates, assumptions and plans that are subject to uncertainty. These statements are made subject to the safe-harbor provisions of the Private Securities Litigation Reform Act of 1995. We assume no obligation to update any forward-looking statements as a result of new information or future events or developments.

        These forward-looking statements do not relate strictly to historical or current facts and may be identified by their use of words like "plans," "expects," "will," "anticipates," "estimates," "intends," "believes," "likely" and other words with similar meanings. These statements may address, among other things, our strategy for growth, product development, regulatory approvals, market position, expenses, financial results and reserves. Management believes that these statements are based on reasonable estimates, assumptions and plans. However, if the estimates, assumptions or plans underlying the forward-looking statements prove inaccurate or if other risks or uncertainties arise, actual results could differ materially from those communicated in these forward-looking statements. In addition to the normal risks of business, we are subject to significant risks and uncertainties which are described in our filings with the Securities and Exchange Commission referred to above in "Where You Can Find More Information," including those identified under the caption "Risk Factors" in our Annual Report on Form 10-K for the year ended December 31, 2011, and as may be described in our subsequent filings.

LEGAL OPINIONS

        The validity of the securities offered hereby will be passed upon for us by Willkie Farr & Gallagher LLP, New York, New York, counsel for Allstate, and certain matters of Delaware law relating to the validity of the trust preferred securities of Allstate Financing VII, VIII, IX and X will be passed upon for the trusts by Richards, Layton & Finger, P.A., Wilmington, Delaware, special Delaware counsel for the trusts.

EXPERTS

        The consolidated financial statements and the related financial statement schedules, incorporated in this Prospectus by reference from The Allstate Corporation's Annual Report on Form 10-K, and the effectiveness of The Allstate Corporation's internal control over financial reporting have been audited by Deloitte & Touche LLP, an independent registered public accounting firm, as stated in their reports which are incorporated herein by reference. Such consolidated financial statements and financial statement schedules have been so incorporated in reliance upon the reports of such firm given upon their authority as experts in accounting and auditing.

ERISA MATTERS

        The following is a summary of certain considerations associated with the purchase of the security, holding and, to the extent relevant, disposition of the security by an employee benefit plan subject to Title I of the Employee Retirement Income Security Act of 1974, as amended ("ERISA"), a plan described in Section 4975 of the Internal Revenue Code of 1986, as amended (the "Code"), including an individual retirement account ("IRA") or a Keogh plan, a plan subject to provisions under applicable federal, state, local, non-U.S. or other laws or regulations that are similar to the provisions of Title I of ERISA or Section 4975 of the Code ("Similar Laws") and any entity whose underlying assets include "plan assets" by reason of any such employee benefit or retirement plan's investment in such entity (each of which we refer to as a "Plan").Any fiduciary or other Plan investor considering whether to purchase the securities with Plan Assets should determine whether such purchase is consistent with its fiduciary duties and whether such purchase would constitute or result in a non-exempt prohibited transaction under ERISA and/or Section 4975 of the Code. We and certain of our affiliates may each be considered a Party in Interest with respect to many employee benefit plans. Prohibited transactions within the meaning of ERISA or the Code may arise, for example, if the offered securities are acquired by a pension or other employee benefit plan with respect to which we or any of our affiliates is a service provider (or otherwise is a Party in Interest), unless such offered securities are acquired pursuant to an exemption for transactions effected on behalf of such plan by a "qualified professional asset manager" or pursuant to any other available exemption. Accordingly, any fiduciary or other Plan investor considering whether to purchase or hold a security should consult with its counsel regarding the availability of exemptive relief under Department of Labor Prohibited Transaction Class Exemption 96-23 (relating to transactions determined by "in-house asset managers"), 95-60 (relating to transactions involving insurance company general accounts), 91-38 (relating to transactions involving bank collective investment funds), 90-1 (relating to transactions involving insurance company pooled separate accounts) or 84-14 (relating to transactions determined by independent "qualified professional asset managers") or any other statutory or administrative prohibited transaction exemption. A purchaser of a security should be aware, however, that even if the conditions specified in one or more of the above-referenced exemptions are met, the scope of the exemptive relief provided by the exemption might not cover all acts which might be construed as prohibited transactions. In any event, each purchaser or holder of a security or any interest therein will be deemed to have represented by its purchase and holding thereof that either (i) it is not a Plan or acting on behalf of a Plan or acquiring the security with the Plan Assets or (ii) the acquisition and holding of the security is exempt pursuant to one or more foregoing prohibited transaction exemptions issued by the Department of Labor or another applicable statutory or administrative exemption.

        TO ENSURE COMPLIANCE WITH TREASURY DEPARTMENT CIRCULAR 230, HOLDERS OF THE SECURITIES TO BE OFFERED UNDER THE PROSPECTUS FORMING PART OF THIS REGISTRATION STATEMENT ARE HEREBY NOTIFIED THAT: (A) ANY DISCUSSION OF UNITED STATES FEDERAL TAX ISSUES IN THIS REGISTRATION STATEMENT IS NOT INTENDED OR WRITTEN TO BE RELIED UPON, AND CANNOT BE RELIED UPON, BY HOLDERS OF SUCH SECURITIES FOR THE PURPOSE OF AVOIDING PENALTIES THAT MAY BE IMPOSED ON SUCH HOLDERS UNDER THE INTERNAL REVENUE CODE; (B) SUCH DISCUSSION IS INCLUDED HEREIN BY ALLSTATE IN CONNECTION WITH THE PROMOTION OR MARKETING (WITHIN THE MEANING OF CIRCULAR 230) BY ALLSTATE OF THE SECURITIES TO BE OFFERED HEREBY; AND (C) HOLDERS OF SUCH SECURITIES SHOULD SEEK ADVICE BASED ON THEIR PARTICULAR CIRCUMSTANCES FROM AN INDEPENDENT TAX ADVISOR.

General Fiduciary Matters

        ERISA and the Code, impose certain duties on persons who are fiduciaries of a Plan subject to Title I of ERISA or Section 4975 of the Code (an "ERISA Plan") and prohibit certain transactions involving the assets of an ERISA Plan with its fiduciaries or other interested parties. In general, under ERISA and the Code, any person who exercises any discretionary authority or control over the administration of such an ERISA Plan or the management or disposition of the assets of such an ERISA Plan, or who renders investment advice for a fee or other compensation to such an ERISA Plan, is generally considered to be a fiduciary of the ERISA Plan. Plans that are governmental plans (as defined in Section 3(32) of ERISA), certain church plans (as defined in Section 3(33) of ERISA or Section 4975(g)(3) of the Code) and non-U.S. plans (as described in Section 4(b)(4) of ERISA) are not subject to the requirements of ERISA or Section 4975 of the Code (but may be subject to similar prohibitions under Similar Laws).

        In considering the purchase, holding and, to the extent relevant, disposition of the securities to be offered under this prospectus with a portion of the assets of a Plan, a fiduciary should determine whether the investment is in accordance with the documents and instruments governing the Plan and the applicable provisions of ERISA, the Code or any Similar Law relating to a fiduciary's duties to the Plan including, without limitation, the prudence, diversification, delegation of control and prohibited transaction provisions of ERISA, the Code and any other applicable Similar Laws.

Prohibited Transaction Issues

        Section 406 of ERISA prohibits ERISA Plans from engaging in specified transactions involving "plan assets" with persons or entities who are "parties in interest," within the meaning of Section 3(14) of ERISA, and Section 4975 of the Code imposes an excise tax on certain "disqualified persons," within the meaning of Section 4975 of the Code, who engage in similar transactions, in each case unless an exemption is available. A party in interest or disqualified person who engages in a non-exempt prohibited transaction may be subject to excise taxes and other penalties and liabilities under ERISA and the Code. In addition, the fiduciary of an ERISA Plan that engages in such a non-exempt prohibited transaction may be subject to penalties and liabilities under ERISA and the Code. In the case of an IRA, the occurrence of a prohibited transaction could cause the IRA to lose its tax-exempt status.

        We or the underwriters may be parties in interest or disqualified persons with respect to ERISA Plans and the purchase and/or holding of any of the securities to be offered hereby by an ERISA Plan with respect to which the issuer, the underwriters or a guarantor (or certain of our or their affiliates) is considered a party in interest or a disqualified person may constitute or result in a direct or indirect prohibited transaction under Section 406 of ERISA and/or Section 4975 of the Code, unless the investment is acquired and is held in accordance with an applicable statutory, class or individual prohibited transaction exemption. In this regard, the U.S. Department of Labor has issued prohibited transaction class exemptions, or "PTCEs," that may apply to the acquisition and holding of the securities. These class exemptions include, without limitation, PTCE 84-14 respecting transactions determined by independent qualified professional asset managers, PTCE 90-1 respecting insurance company pooled separate accounts, PTCE 91-38 respecting bank collective investment funds, PTCE 95-60 respecting life insurance company general accounts and PTCE 96-23 respecting transactions determined by in-house asset managers. In addition, Section 408(b)(17) of ERISA and Section 4975(d)(20) of the Code each provides a limited exemption, commonly referred to as the "service provider exemption," from the prohibited transaction provisions of ERISA and Section 4975 of the Code for certain transactions between an ERISA Plan and a person that is a party in interest and/or a disqualified person (other than a fiduciary or an affiliate that, directly or indirectly, has or exercises any discretionary authority or control or renders any investment advice with respect to the assets of any ERISA Plan involved in the transaction) solely by reason of providing services to the Plan or by relationship to a service provider, provided that the ERISA Plan receives no less, nor pays no more, than adequate consideration. There can be no assurance that all of the conditions of any such exemptions will be satisfied at the time that the securities are acquired by a purchaser, or thereafter, if the facts relied upon for utilizing a prohibited transaction exemption change.

        Moreover, because the purchase and/or holding of the securities may be deemed to be an indirect extension of credit between an investor and Allstate, no security may be purchased or held by any Plan if we or any of our affiliates (i) has investment or administrative discretion with respect to the "plan assets" used to effect such purchase or (ii) has authority or responsibility to give, or regularly gives, investment advice with respect to such "plan assets," for a fee and pursuant to an agreement or understanding that such advice (x) will serve as a primary basis for investment decisions with respect to such "plan assets," and (y) will be based on the particular investment needs of such Plan.

        Because of the foregoing, the securities to be offered hereby should not be acquired or held by any person investing "plan assets" of any Plan, unless such acquisition and holding will not constitute a non-exempt prohibited transaction under ERISA or Section 4975 of the Code or similar violation of any applicable Similar Laws for which there is no applicable statutory, regulatory or administrative exemption.

Representation

        Each purchaser and holder of a security to be offered under this prospectus will be deemed to have represented and warranted that either (i) it is not a Plan, such as an IRA, and no portion of the assets used to acquire or hold the security constitutes assets of any Plan or (ii) the purchase and holding of a note will not constitute a prohibited transaction under Section 406 of ERISA or Section 4975 of the Code or similar violation under any applicable Similar Laws for which there is no applicable statutory, regulatory or administrative exemption.

        The foregoing discussion is general in nature and is not intended to be all-inclusive. Due to the complexity of these rules and the penalties that may be imposed upon persons involved in non-exempt prohibited transactions, it is particularly important that fiduciaries or other persons considering purchasing the security on behalf of, or with the assets of, any Plan, consult with their counsel regarding the potential applicability of ERISA, Section 4975 of the Code and any Similar Laws to such investment and whether an exemption would be applicable to the purchase and holding of the security. The acquisition, holding and, to the extent relevant, disposition of the securities by or to any Plan is in no respect a representation by us or any of our affiliates or representatives that such an investment meets all relevant legal requirements with respect to investments by such Plans generally or any particular plan, or that such an investment is appropriate for Plans generally or any particular Plan.

The Allstate Corporation

$500,000,000 3.15% Senior Notes due 2023
$500,000,000 4.50% Senior Notes due 2043

PROSPECTUS SUPPLEMENT

June 4, 2013

Joint Book-Runners for 2023 Senior Notes	Joint Book-Runners for 2043 Senior Notes
Wells Fargo Securities	Goldman, Sachs & Co.
Deutsche Bank Securities	Barclays
Goldman, Sachs & Co.	Deutsche Bank Securities
BofA Merrill Lynch	J.P. Morgan
Citigroup	Credit Suisse
Credit Suisse	US Bancorp
Co-Managers for 2023 Senior Notes	Co-Managers for 2043 Senior Notes
Barclays	BofA Merrill Lynch
J.P. Morgan	Wells Fargo Securities
US Bancorp	Citigroup
Morgan Stanley	Morgan Stanley
Loop Capital Markets	UBS Investment Bank
BNY Mellon Capital Markets, LLC	Loop Capital Markets
PNC Capital Markets LLC	BNY Mellon Capital Markets, LLC
PNC Capital Markets LLC